                              EXHIBIT 1 TO FORM CB

                             Revised Offer Document

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT AS TO THE ACTION YOU SHOULD TAKE, YOU ARE RECOMMENDED TO SEEK YOUR OWN FINANCIAL ADVICE IMMEDIATELY FROM YOUR STOCKBROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER INDEPENDENT FINANCIAL ADVISER AUTHORISED UNDER THE FINANCIAL SERVICES AND MARKETS ACT 2000, IF YOU ARE IN THE UNITED KINGDOM, OR FROM ANOTHER APPROPRIATELY AUTHORISED INDEPENDENT FINANCIAL ADVISER.

If you have sold or otherwise transferred all of your shares in Drew Scientific Group PLC please forward this Document, together with the accompanying documents, at once to the purchaser or transferee, or to the bank, stockbroker or other agent through whom the sale or transfer was effected for transmission to the purchaser or transferee. The distribution of this Document in jurisdictions other than the UK may be restricted by law and therefore persons into whose possession this Document comes should inform themselves about and observe such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. This Document should be read in conjunction with the accompanying Form of Acceptance, the Original Offer Document and Drew Listing Particulars.

                                  REVISED OFFER

                                       BY

                                  ATLANTIC LAW

                                  ON BEHALF OF

                              ESCALON MEDICAL CORP.

                                       FOR

                            DREW SCIENTIFIC GROUP PLC

TO ACCEPT THE REVISED OFFER CONTAINED IN THIS DOCUMENT, THE FORM OF ACCEPTANCE SHOULD BE COMPLETED, SIGNED AND RETURNED, WHETHER OR NOT YOUR SHARES IN DREW SCIENTIFIC GROUP PLC ARE IN CREST, AS SOON AS POSSIBLE AND, IN ANY EVENT, SO AS TO BE RECEIVED BY POST OR (DURING NORMAL BUSINESS HOURS ONLY) BY HAND AT CAPITA IRG PLC, CORPORATE ACTIONS, PO BOX 166, THE REGISTRY, 34 BECKENHAM ROAD, BECKENHAM, KENT BR3 4TH NO LATER THAN 1.00 P.M. ON 16 JULY 2004. THE PROCEDURE FOR ACCEPTANCE OF THE OFFER IS SET OUT IN PARAGRAPH 6 OF PART 1 OF THIS DOCUMENT AND IN THE ACCOMPANYING FORM OF ACCEPTANCE.

To the best of the knowledge and belief of the Escalon Directors, who have taken all reasonable care to ensure that such is the case, the information contained in this Document so far as it relates to Escalon is in accordance with the facts and does not omit anything likely to affect the import of such information. The Escalon Directors accept responsibility accordingly. Atlantic Law, which is regulated by the Financial Services Authority, is acting exclusively for Escalon and no one else in connection with the Offer and will not be responsible to anyone other than Escalon for providing the protections afforded to customers of Atlantic Law nor for providing advice in relation to the Offer.

The Offer is not being made, directly or indirectly, in or into, or by use of the mails, or any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of Canada, Australia, New Zealand, Japan, Ireland or South Africa. Accordingly, copies of this Document and any related documents are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from Canada, Australia, New Zealand, Japan, Ireland or South Africa and the Offer cannot be accepted by any such use, instrument or facility or from within Canada, Australia, New Zealand, Japan, Ireland or South Africa and persons receiving this Document (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send it in or into or from Canada, Australia, New Zealand, Japan, Ireland or South Africa as doing so may render invalid any purported acceptance of the Offer. The availability of the Offer to persons who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements. Further information for overseas shareholders is set out in paragraph 6 of Part B of Appendix I to this Document. Any person (including, without limitation, any nominee, trustee or custodian) who would, or otherwise intends to, or who may have a contractual or legal obligation to, forward this Document and/or any related document to any jurisdiction outside the United Kingdom should read that paragraph before taking any action.

The Escalon Shares will be issued pursuant to the exemptions afforded under Rule 802 of the United States Securities Act 1933 (as amended). The New Escalon Shares have not been and will not be registered under the US Securities Act, or under the securities laws of any state, district or other jurisdiction of the Unites States, the relevant clearances have not been, nor will they be, obtained from the securities commission of any province or territory of Canada, no prospectus has been lodged with, or registered by the Australian Securities and Investments Commission or the Japanese Ministry of Finance; and the New Escalon Shares have not been, nor will they be, registered under or offered in compliance with applicable securities laws of any state, province, territory or jurisdiction of Canada, Australia, New Zealand, Japan, Ireland or South Africa. Accordingly, the New Escalon Shares may not (unless an exemption under relevant securities laws is applicable) be offered, sold, resold or delivered, directly or indirectly, in or into Canada, Australia, New Zealand, Japan, Ireland or South Africa, or any other jurisdiction if to do so would constitute a violation of the relevant laws of, or require registration thereof in such jurisdiction, or for the account or benefit of any Canadian, Australian, New Zealander, Japanese, Irish or South African person.

ATTENTION OF UNITED STATES DREW SHAREHOLDERS IS DRAWN TO PARAGRAPH 9 OF PART 1 OF THIS DOCUMENT.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PART 1          LETTER FROM ATLANTIC LAW .................................     3


APPENDIX I      CONDITIONS AND FURTHER TERMS OF THE OFFER

                PART A - CONDITIONS OF THE OFFER .........................     9

                PART B - FURTHER TERMS OF THE OFFER ......................    13

                PART C - FORM OF ACCEPTANCE ..............................    20


APPENDIX II     CHANGES TO ORIGINAL OFFER DOCUMENT

                - MATERIAL CHANGES AND UPDATED FINANCIAL INFORMATION .....    24


APPENDIX III    RISK FACTORS .............................................    39

APPENDIX IV     DEFINITIONS ..............................................    44

                                     PART 1

                            LETTER FROM ATLANTIC LAW

                               [ATLANTIC LAW LOGO]

                            SOLICITORS AND ATTORNEYS

                    ONE GREAT CUMBERLAND PLACE, LONDON W1H7AL

                                                                     1 July 2004

To Drew Shareholders and, for information only, to holders of Drew Options

Dear Sir or Madam

    REVISED OFFER FOR DREW SCIENTIFIC GROUP PLC BY ATLANTIC LAW ON BEHALF OF
                             ESCALON MEDICAL CORP.

1. INTRODUCTION

On 8 April 2004, Atlantic Law on behalf of Escalon announced the terms of an offer which it was proposed be made by Escalon for the entire issued and to be issued share capital of Drew. The Original Offer was calculated at 454,010 New Escalon Shares for all of the issued Drew Shares. The Original Offer Document was posted to Drew Shareholders on 14 May 2004.

On 29 June 2004, Atlantic Law on behalf of Escalon announced that Escalon intended to revise its Original Offer, and that the Panel and Drew had agreed to an extension of the last day on which the Offer can be declared unconditional as to acceptances to Friday 16 July 2004.

FOLLOWING DISCUSSIONS WITH THE BOARD OF DREW, ESCALON IS HEREBY REVISING ITS ORIGINAL OFFER AND INCREASING ITS ORIGINAL OFFER TO 900,000 NEW ESCALON SHARES FOR ALL OF THE ISSUED DREW SHARES. ESCALON WILL CONTINUE TO SEEK THE RECOMMENDATION OF DREW FOR THIS OFFER BUT THE OFFER IS NOT CONDITIONAL ON ANY SUCH RECOMMENDATION.

It should be noted that no financial information on Drew has been published since 24 December 2003, notwithstanding that Drew's financial year ended 31 March 2004, more than three months ago. It is surprising that in the context of the Escalon offer, the board of Drew has not expedited the provision of this information which is critical to a determination as to the trading performance of Drew and its performance relative to Escalon, whose Form 10Q to 31 March 2004 has been published and is included in this Document at Appendix II.

It should also be noted that Drew's defence document of 28 May 2004 to the Original Offer states at page 6 that AGI Corporate Finance Limited, "continues to review strategic alternatives for the Company and is in discussions with a number of potential acquirers". No such potential acquirers have made any announcements notwithstanding that a similar statement was initially made over six months ago.

This Document and the accompanying Form(s) of Acceptance contain the formal terms and conditions of the revised Offer for your Drew Shares. This Document contains certain material changes and updated financial and other information on Escalon. Further information on Escalon is set out in Appendix II to this Document. The terms and information contained in the Original Offer Document are repeated and restated in this Document, with modifications and date changes where the context requires, but subject to the terms of this Document. This Document should be read in conjunction with the Original Offer Document.

2. THE OFFER

On behalf of Escalon, Atlantic Law hereby offers to acquire, on the terms and subject to the conditions set out in this Document and in the Form of Acceptance, all of the Drew Shares, issued and to be issued.

(i) Under the terms of the Offer Drew Shareholders will be offered:


          900,000 NEW ESCALON SHARES FOR ALL OF THE ISSUED DREW SHARES

      This approximates to:

          FOR EACH DREW SHARE        0.01010 NEW ESCALON SHARE

(ii) The Offer is made on the basis of 0.01010 New Escalon Shares for 1 Drew Share which represents a discount of approximately 6.05 per cent. on the Drew share price. This is based on an Escalon Share price of $9.69 or L5.34 (at a conversion rate of $1.8135 to L1, which represents the closing price of Escalon Shares on close of regular trading on 30 June 2004).

(iii) Escalon will seek the recommendation of the board of directors of Drew but the Offer is not conditional upon such recommendation.

(iv) The Offer will be kept open for at least 21 days from the date it is declared unconditional in all respects to enable the holders of Drew Options to exercise their rights and accept the Offer.

(v) Full acceptance of the Offer by existing Drew Shareholders would involve the issue of approximately 900,000 New Escalon Shares, which would represent 15.21 per cent. of the enlarged issued share capital of Escalon, assuming that the holders of Drew Options do not exercise their options and accept the Offer.

(vi) The exercise of the Drew Options and the acceptance of the Offer by the holders of Drew Options, would involve the issue of up to a further 7,878 New Escalon Shares.

(vii) The total Escalon Shares issued pursuant to this Offer would represent up to approximately 15.32 per cent. of the enlarged issued share capital of Escalon, assuming full acceptance of the Offer and that the holders of Drew Options exercise and accept the Offer.

(viii)Fractions of New Escalon Shares will not be allotted or issued to holders of Drew Shares who accept the Offer. Relevant fractional shares will aggregated, sold for cash and distributed among the relevant Drew Shareholders.

YOUR ATTENTION IS DRAWN TO THE "RISK FACTORS" SET OUT IN APPENDIX III OF THIS DOCUMENT. IN ADDITION, YOU ARE STRONGLY ADVISED TO CONSULT A STOCKBROKER, BANK MANAGER, ACCOUNTANT OR OTHER INDEPENDENT FINANCIAL ADVISER AUTHORISED UNDER THE FINANCIAL SERVICES AND MARKETS ACT 2000 WHO SPECIALISES IN ADVISING ON THE ACQUISITION OF SHARES OR OTHER SECURITIES.

3. VALUE OF THE OFFER

(i) On the last practicable date prior to the publication of this Document, being 30 June 2004, the issued share capital of Drew was valued at L5,118,741.50 based on 89,021,593 Drew Shares in issue and a share price of 5.75 pence for each Drew Share.

(ii) THE VALUE OF THE OFFER ON 30 JUNE 2004, BEING THE LAST PRACTICABLE DATE PRIOR TO THE PUBLICATION OF THIS DOCUMENT, BASED ON THE ISSUE OF 900,000 NEW ESCALON SHARES FOR ALL OF THE ISSUED AND TO BE ISSUED DREW SHARES, AND AN ESCALON SHARE PRICE OF $9.69 OR L5.34 at a conversion rate of $1.8135 to L1 was L4,808,933.

(iii) The value of the Offer on the above basis represents a discount of 6.05 per cent. over the closing mid-market price of a Drew Share on 30 June 2004, being the last practicable date prior to the date of the publication of this Document.

(iv) Assuming acceptance of the Offer in full and based on the shares in Escalon and Drew in issue as at the date of this Document, existing Escalon Shareholders will hold approximately 84.79 per cent. and Drew Shareholders will hold approximately 15.21 per cent. of the enlarged issued share capital of Escalon.

4. INFORMATION ON ESCALON

Updated Information on Escalon is set out below and in Appendix II. Further information on Escalon is set out in the Original Offer Document.

The market capitalisation of Escalon based on the closing price of an Escalon Share on 30 June 2004 (being the last practicable date prior to the publication of this Document) of $9.69 or L5.34 was $48,615,912 or L26,807,781, based on an exchange rate of $1.8135 to L1 and an updated issued share capital of 5,017,122 Escalon Shares.

Updated financial information on Escalon set out in Appendix II has been extracted from its form 10Q filed with the SEC. Drew Shareholders can view Escalon's published information on the EDGAR document retrieval system located at www.sec.gov/edgar.shtml

5. INFORMATION ON DREW

Information on Drew is set out below, in the Original Offer Document and the Drew Listing Particulars.

The market capitalisation of Drew based on the closing mid-market price of a Drew Share on 30 June 2004 (being the last practicable date prior to the publication of this Document) of 5.75p was L5,118,741.50.

6. PROCEDURE FOR ACCEPTANCE OF THE OFFER

This section should be read together with Part C of Appendix I and the notes to the relevant Form of Acceptance.

(a) Completion of the Form of Acceptance in respect of Drew Shares

If you hold Drew Shares in uncertificated form (that is to say, in CREST), you should complete a separate Form of Acceptance for each holding. In addition, you should complete separate Forms of Acceptance for Drew Shares held in uncertificated form but under different member account IDs and for Drew Shares held in certificated form but under different designations. Additional Forms of Acceptance are available from the offices of Atlantic Law at One Great Cumberland Place, London W1H 7AL or from Capita by telephoning 0870 162 3100 or if you are calling from overseas +44 208 639 2157.

(i) To accept the Offer

To accept the Offer in respect of all your Drew Shares, you must complete Boxes 1 and 3 on the Form of Acceptance and, where appropriate, Boxes 5 and 6. If your Drew Shares are in CREST you must complete Box 4. In all cases you must sign Box 2 on the Form of Acceptance IN THE PRESENCE OF A WITNESS, WHO SHOULD ALSO SIGN IN ACCORDANCE WITH THE INSTRUCTIONS PRINTED THEREON.

(ii) To accept the Offer in respect of less than all your Drew Shares

To accept the Offer in respect of less than all your Drew Shares you must insert in Box 1 on the Form of Acceptance such lesser number of Drew Shares in respect of which you wish to accept the Offer in accordance with the instructions printed thereon. You should then follow the procedure in (i) above in respect of such lesser number of Drew Shares. If you do not insert a number in Box 1, but otherwise complete and return a Form of Acceptance a valid acceptance will be deemed to be made in respect of all the Drew Shares held by you.

IF YOU HAVE ANY QUESTIONS AS TO HOW TO COMPLETE THE FORM OF ACCEPTANCE, PLEASE TELEPHONE CAPITA ON 0870 162 3100 OR IF YOU ARE CALLING FROM OVERSEAS +44 208 639 2157.

This section should be read together with Part C of Appendix I.

(b) Return of Form(s) of Acceptance

To accept the Offer, the completed signed and witnessed Form(s) of Acceptance should be returned (whether or not your Drew Shares are in CREST) by post or by hand to Capita at The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH together (subject to paragraphs (c) and (d) below) with the relevant share certificate(s) and/or other document(s) of title as soon as possible, BUT IN ANY EVENT SO AS TO ARRIVE NO LATER THAN 1.00 P.M. ON 16 JULY 2004. NO ACKNOWLEDGEMENT OF RECEIPT OF DOCUMENTS WILL BE GIVEN BY OR ON BEHALF OF ESCALON. THE INSTRUCTIONS PRINTED ON THE FORM OF ACCEPTANCE ARE DEEMED TO FORM PART OF THE TERMS OF THE OFFER.

Any Form of Acceptance received in an envelope postmarked in Canada, Australia, Japan, Ireland or South Africa or otherwise appearing to Escalon or its agents to have been sent from Canada, Australia, Japan, Ireland or South Africa may be rejected as an invalid acceptance of the Offer. For further information on overseas shareholders, see subparagraph (g) below.

(c) Documents of title

If your Drew Shares are in certificated form, a completed, signed and witnessed Form of Acceptance should be accompanied by the relevant share certificate(s) and/or other document(s) of title. If for any reason the relevant share certificate(s) and/or other document(s) of title is/are lost or not readily available, you should nevertheless complete, sign and return the Form(s) of Acceptance, as stated above, so as to be received by Capita by no later than 1 p.m. on 16 July 2004. You should send with the Form of Acceptance any share certificate(s) and/or other document(s) of title which you may have available and a letter stating that the remaining documents will follow as soon as possible or that you have lost one or more of your share certificate(s) and/or other document(s) of title. No acknowledgement of receipt of documents will be given. If you have lost your share certificate(s) and/or other document(s) of title, you should contact Drew's registrars, Capita Registrars, The Registry, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TU for a letter of indemnity for lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned by post to Capita at Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH.

(d) Additional procedures for Drew Shares in uncertificated form (that is in CREST)

If your Drew Shares are in uncertificated form, you should insert in Box 4 of the Form of Acceptance the participant ID and member account ID under which such Drew Shares are held by you in CREST and otherwise complete and return the respective Form(s) of Acceptance, as described above. In addition, you should take (or procure to be taken) the action set out below to transfer the Drew Shares in respect of which you wish to accept the Offer to an escrow balance (that is, a TTE instruction) specifying Capita (in its capacity as a CREST participant under its participant ID referred to below) as the escrow agent, as soon as possible AND IN ANY EVENT SO THAT THE TRANSFER TO ESCROW SETTLES NO LATER THAN 1.00 P.M. ON 16 JULY 2004.

IF YOU ARE A CREST SPONSORED MEMBER, YOU SHOULD REFER TO YOUR CREST SPONSOR BEFORE TAKING ANY ACTION. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your Drew Shares are held. In addition, only your CREST sponsor will be able to send the required TTE instruction to CRESTCo in relation to your Drew Shares.

You should send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) a TTE instruction to CRESTCo which must be properly authenticated in accordance with CRESTCo's specifications and which must contain, in addition to the other information that is required for a TTE instruction to settle in CREST, the following details:

      -     the number of Drew Shares to be transferred to an escrow balance;

      - your member account ID. This must be the same member account ID as that inserted in Box 4 of the Form of Acceptance;

      - participant ID. This must be the same participant ID as that inserted in Box 4 of the Form of Acceptance;

      - for the Drew Shareholders accepting the Offer, the member account ID of the escrow agent which is DREW;

      - the participant ID of the escrow agent, Capita, in its capacity as CREST receiving agent which is RA1O;

      - the Form of Acceptance reference number. This is the reference number that appears beside Box 4 on the Form of Acceptance. This reference number should be inserted in the first eight characters of the shared note field on the TTE instruction. Such insertion will enable Capita to match the TTE to your Form of Acceptance. YOU SHOULD KEEP A SEPARATE RECORD OF THIS REFERENCE NUMBER FOR FUTURE REFERENCE;

      - the intended settlement date. This should be as soon as possible and in any event not later than 1.00 p.m. on 16 July 2004;

      - the Corporate Action Number for the Offer. This is allocated by CRESTCo and can be found by viewing the relevant corporate action details in CREST;

      - for the Drew Shareholders accepting the Offer the Corporate Action ISIN is GB0002815263 in respect of the Offer;

      -     input with standard TTE instruction of priority 80.

After settlement of the TTE instruction, you will not be able to access the Drew Shares concerned in CREST for any transaction or charging purposes. If the Offer becomes or is declared unconditional in all respects, the escrow agent will transfer the Drew Shares concerned to itself in accordance with paragraph (f) of Part C of Appendix I to this Document.

You are recommended to refer to the CREST manual published by CRESTCo for further information on the CREST procedures outlined above. For ease of processing, you are requested, wherever possible, to ensure that a Form of Acceptance relates to only one TTE instruction.

If no Form of Acceptance reference number, or an incorrect Form of Acceptance reference number, is included in the TTE instruction, Escalon may treat any amount of Drew Shares transferred to an escrow balance in favour of the escrow agent specified above from the participant ID and member account ID identified in the TTE instruction as relating to any Form(s) of Acceptance which relate(s) to the same member account ID and participant ID (up to the amount of Drew Shares inserted or deemed to be inserted on the Form(s) of Acceptance concerned).

YOU SHOULD NOTE THAT CRESTCO DOES NOT MAKE AVAILABLE SPECIAL PROCEDURES IN CREST FOR ANY PARTICULAR CORPORATE ACTION. NORMAL SYSTEM TIMINGS AND LIMITATIONS WILL THEREFORE APPLY IN CONNECTION WITH A TTE INSTRUCTION AND ITS SETTLEMENT. YOU SHOULD THEREFORE ENSURE THAT ALL NECESSARY ACTION IS TAKEN BY YOU (OR BY YOUR CREST SPONSOR) TO ENABLE A TTE INSTRUCTION RELATING TO YOUR DREW SHARES TO SETTLE PRIOR TO 1.00 P.M. ON 16 JULY 2004. IN THIS REGARD, YOU ARE REFERRED IN PARTICULAR TO THOSE SECTIONS OF THE CREST MANUAL CONCERNING PRACTICAL LIMITATIONS OF THE CREST SYSTEM AND TIMINGS.

Escalon will make an appropriate announcement if any of the details contained in this paragraph (d) alter for any reason in any respect that is material to Drew Shareholders.

(e) Deposits of Drew Shares into and withdrawals of Drew Shares from CREST

Normal CREST procedures (including timings) apply in relation to any Drew Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of Drew Shares or otherwise). Holders of Drew Shares who are proposing so to convert any such Drew Shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the Drew Shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificate(s) and/or other document(s) of title or transfers to an escrow balance as described above) prior to 1.00 p.m. on 16 July 2004.

(f) Validity of acceptance

Without prejudice to Parts B and C of Appendix I, Escalon reserves the right (subject to the terms of the Offer and the City Code) to treat as valid in whole or in part any acceptance of the Offer which is not entirely in order or which is not accompanied by the relevant TTE instruction or (as applicable) the relevant share certificate(s) and/or other document(s) of title. In that event, no allotment of New Escalon Shares under the Offer will be made until after the relevant TTE instruction has settled or (as applicable) the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to Escalon or Atlantic Law have been received.

(g) Overseas shareholders

The attention of Drew Shareholders who are citizens or residents of jurisdictions outside the United Kingdom is drawn to paragraph 6 of Part B and paragraph (c) of Part C of Appendix I and to the relevant provisions of the Form(s) of Acceptance.

The availability of the Offer to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about and observe any applicable requirements.

The Offer is not being made, directly or indirectly, in or into Canada, Australia, Japan, Ireland or South Africa. Accordingly, any accepting Drew Shareholder who is unable to give the warranties set out in paragraph (c) of Part C of Appendix I may be deemed not to have accepted the Offer.

All Drew Shareholders (including nominees, trustees or custodians) who would, or otherwise intend to, forward this document and/or the Form of Acceptance, should read the further details in this regard which are contained in paragraph 6 of Part B and in paragraph (c) of Part C of Appendix I before taking any action.

IF YOU ARE IN ANY DOUBT AS TO THE PROCEDURE FOR ACCEPTANCE, PLEASE CONTACT CAPITA BY TELEPHONE ON 0870 162 3100 OR IF YOU ARE CALLING FROM OVERSEAS +44 208 639 2157. YOU ARE REMINDED THAT, IF YOU ARE A CREST SPONSORED MEMBER IN RESPECT OF YOUR DREW SHARES, YOU SHOULD CONTACT YOUR CREST SPONSOR BEFORE TAKING ANY ACTION.

7. SETTLEMENT

Subject to the Offer becoming or being declared unconditional in all respects, settlement of the consideration to which any Drew Shareholder is entitled under the Offer (except as provided in paragraph 6 of Part B of Appendix I in the case of certain overseas Drew Shareholders) will be effected (i) in the case of acceptances received, complete in all respects, by the date on which the Offer becomes or is declared unconditional in all respects, within 14 days of such date, or (ii) in the case of acceptances received, complete in all respects, after the date on which the Offer becomes or is declared unconditional in all respects but while the Offer remains open for acceptance, within 14 days of such receipt, in the following manner:

(a) Drew Shares in certificated form and uncertificated form (that is in CREST)

Where an acceptance relates to Drew Shares in certificated form or uncertificated form, any New Escalon Shares to which the accepting Drew Shareholder is entitled in consequence of the Offer will be issued to such person in certificated form. Definitive certificates for the New Escalon Shares will be despatched by first class post (or by such other method as the Panel may approve) to accepting Drew Shareholders or their appointed agents (but not in or into Canada, Australia, Japan, Ireland or South Africa).

Temporary documents of title will not be issued pending the despatch by post of new definitive share certificates. Holders wishing to register transfers of the New Escalon Shares prior to the issue of the new share certificates will be required to produce their existing certificates for Drew Shares to Capita. On the issue of the definitive share certificates for the New Escalon Shares, the certificates for the relevant Drew Shares will cease to be of value. Every holder of Drew Shares who has not already produced his or her existing certificate(s) to Capita will be bound on the request of Drew to deliver up to Drew, or to any person appointed by Drew, the existing certificate(s) for cancellation.

(b) General

If the Offer does not become or is not declared unconditional in all respects
(i) share certificate(s) and/or other document(s) of title will be returned by post (or such other method as may be approved by the Panel) within 14 days of the Offer lapsing, to the person or agent whose name and address is set out in Box 3 (or Box 6 as applicable) of the Form(s) of Acceptance or, if none is set out, to the first named holder at his or her registered address and (ii) Capita will, immediately after the lapsing of the Offer (or within such longer period, not exceeding 14 days after the Offer lapses, as the Panel may approve), give TFE instructions to CRESTCo to transfer all relevant Drew Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the Drew Shareholders concerned. All documents and remittances sent by, to or from Drew Shareholders or their appointed agents will be sent at their own risk.

If a Drew Shareholder holds existing Escalon Shares, any mandates, instructions and instruments in force for Escalon Shares shall supersede any mandates, instructions and instruments of the Drew Shares.

8. OVERSEAS SHAREHOLDERS

As regards persons resident in, or citizens of, jurisdictions outside the United Kingdom ("overseas shareholders"), the Offer may be affected by the laws of the relevant jurisdictions. Such overseas shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of overseas shareholders to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction. Overseas shareholders should also read paragraph 6 of Part B of Appendix I to this Document. This Document has been prepared for the purposes of complying with English law and the City Code and the information disclosed may be different from that which would have been disclosed if this document had been prepared in accordance with the laws of the jurisdictions outside the United Kingdom.

9. TO US DREW SHAREHOLDERS ONLY

The Offer is an offer for the securities of a UK company. The Offer will be subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements of Drew included in this Document have been prepared in accordance with non-US accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Drew is located in the UK, and some or all of its officers and directors are residents outside of the US. You may not be able to sue a UK company or its officers or directors in a non-US court for violations of the U.S. securities laws. It may be difficult to compel a UK company and its affiliates to subject themselves to a US court's judgment.

10. FURTHER INFORMATION

THE CONDITIONS AND FURTHER TERMS OF THE OFFER ARE SET OUT IN FULL IN APPENDIX I TO THIS DOCUMENT. FURTHER INFORMATION REGARDING ESCALON, DREW AND THE ENLARGED GROUP IS SET OUT IN APPENDIX II AND III TO THE ORIGINAL OFFER DOCUMENT, THE DREW LISTING PARTICULARS AND APPENDIX II OF THIS DOCUMENT. DETAILS OF THE DOCUMENTS AVAILABLE FOR INSPECTION ARE GIVEN IN PARAGRAPH 10 OF PART A OF APPENDIX II TO THE ORIGINAL OFFER DOCUMENT.

11. ACTION TO BE TAKEN

TO ACCEPT THE OFFER, THE FORM(S) OF ACCEPTANCE MUST BE COMPLETED AND RETURNED IN RESPECT OF YOUR DREW SHARES, WHETHER OR NOT YOUR DREW SHARES ARE IN CREST. FORMS OF ACCEPTANCE SHOULD BE RETURNED BY POST OR BY HAND TO CAPITA IRG PLC, CORPORATE ACTIONS, PO BOX 166, THE REGISTRY, 34 BECKENHAM ROAD, BECKENHAM, KENT BR3 4TH, AS SOON AS POSSIBLE AND IN ANY EVENT SO AS TO BE RECEIVED NO LATER THAN 1.00 P.M. ON 16 JULY 2004.

12. FUTURE PROSPECTS AND RECOMMENDATION

THE ESCALON DIRECTORS, WHO HAVE NOW HAD THE OPPORTUNITY OF DETAILED DISCUSSIONS WITH THE BOARD OF DREW CONTINUE TO CONSIDER THAT THE COMBINATION OF THE TWO BUSINESSES WILL BE IN THE INTEREST OF THE SHAREHOLDERS OF BOTH ESCALON AND DREW. SUBJECT TO THE OFFER BECOMING UNCONDITIONAL, DREW SHAREHOLDERS WILL HAVE THE OPPORTUNITY OF CONTINUED PARTICIPATION IN THE ENLARGED GROUP.

THE ESCALON DIRECTORS THEREFORE RECOMMEND DREW SHAREHOLDERS TO ACCEPT THE OFFER.


Yours truly,


Atlantic Law

                                   APPENDIX I

                    CONDITIONS AND FURTHER TERMS OF THE OFFER

PART A - CONDITIONS OF THE OFFER

The Offer is subject to the following conditions:

(a) valid acceptances being received (and not, where permitted, withdrawn) by not later than 1.00 p.m. on 16 July 2004 (or such later time(s) and/or date(s) as Escalon may, subject to the rules of the City Code, decide) in respect of not less than 90 per cent. (or such lesser percentage as Escalon may decide) of Drew Shares to which the Offer relates, provided that, unless agreed by the Panel, this condition will not be satisfied unless Escalon and/or its wholly-owned subsidiaries have acquired or agreed to acquire (pursuant to the Offer or otherwise), directly or indirectly, Drew Shares carrying, in aggregate, over 50 per cent. of the voting rights then normally exercisable at general meetings of Drew on such basis as may be required by the Panel (including for this purpose, to the extent (if any) required by the Panel, any voting rights attaching to any shares which are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of conversion or subscription rights or otherwise); and for this purpose (i) the expression "Drew Shares to which the Offer relates" shall be construed in accordance with sections 428-430F of the Companies Act 1985; and (ii) shares which have been unconditionally allotted shall be deemed to carry the voting rights which they will carry on issue;

(b) no government or governmental, quasi-governmental, supranational, statutory or regulatory body or any court, institution, investigative body, association, trade agency or professional or environmental body or (without prejudice to the generality of the foregoing) any other person or body in any jurisdiction (each, a "Relevant Authority") having decided to take, instituted, implemented or threatened any action, proceedings, suit, investigation or enquiry or enacted, made or proposed any statute, regulation or order or otherwise taken any other step or done anything, and there not being outstanding any statue, legislation or order, that would or might:

      (i) make the Offer void, illegal or unenforceable in or under the laws of any jurisdiction, or otherwise directly or indirectly restrain, prevent, prohibit, restrict or delay the same or impose additional conditions or obligations with respect to the Offer or otherwise materially impede, challenge or interfere with the Offer or the implementation of the same (or any matter arising therefrom) or require amendment or alteration to the terms of the Offer;

      (ii) restrict, restrain, prohibit, impose additional conditions or obligations with respect to, or otherwise materially interfere with or delay the implementation of, the Offer or the acquisition of any Drew Shares by Escalon or any matters arising therefrom;

      (iii) require, prevent, delay, alter the terms envisaged for any proposed divestiture or otherwise affect the divestiture by Drew of any portion of its businesses, assets or property or of any Drew Shares or other securities in Drew or impose any limitation on the ability of Drew to conduct its business or own its assets or properties or any part thereof which is material to Escalon;

      (iv) impose any limitation on the ability of Drew to conduct, integrate or co-ordinate its business, or any part of it, with the business of Escalon which is materially adverse to Escalon;

      (v) result in Drew ceasing to be able to carry on business under any name under which it presently does so, to an extent which is material to Escalon;

      (vi) otherwise adversely affect any or all of the businesses, assets, profits, financial or trading position or prospects of Drew or the exercise of rights of shares in Drew in a way which is material to Escalon;

      and all applicable waiting periods during which such Relevant Authority could take, institute, implement or threaten any such action, proceeding, suit, investigation or enquiry or otherwise intervene having expired, lapsed or been terminated;

(c) all authorisations, orders, grants, consents, clearances, licences, permissions and approvals, in any jurisdiction, necessary or appropriate for or in respect of the Offer or the carrying on the business of any member of Drew, the issue of the New Escalon Shares or any matters arising therefrom, being obtained in a form and on terms satisfactory to Escalon from all appropriate Relevant Authorities or (without prejudice to the generality of the foregoing) from any persons or bodies with whom any members of Drew has entered into contractual arrangements and such authorisations, orders, grants, consents, clearances, licences, permissions and approvals remaining in full force and effect and there being no intimation of any intention to revoke or not to renew the same and all necessary filings in connection with the Offer having been made, all appropriate waiting and other time periods (including extensions thereto) under any applicable legislation and regulations in any jurisdiction having expired, lapsed or been terminated and all necessary statutory or regulatory obligations in any jurisdiction in respect of the Offer or any matters arising therefrom having been complied with, in each case where the direct consequence of a failure to make such a notification or filing or to wait for the expiry, termination or lapsing of any waiting period or to comply with any such obligation or obtain any necessary authorisation would have a material adverse effect on Escalon;

(d) except as publicly announced by Drew (by the delivery of an announcement to a Regulatory Information Service) prior to the date of this Document or as fairly disclosed to Escalon by or on behalf of Drew prior to the date of this Document, there being no provisions of any material agreement, instrument, permit, lease or other instrument, licence or other arrangement to which Drew is a party or by or to which it or any of its assets may be bound or subject which may as a consequence of the Offer, or the implementation of the same, or because of a change in the control or management of Drew or any member of Drew (or any matters arising therefrom) or otherwise, could or might have the result that:

      (i) any monies borrowed by, or other indebtedness or liabilities, actual or contingent, of, or grant available to, Drew becomes or is capable of being declared repayable immediately or earlier than the repayment date stated in such agreement, instrument or other arrangement or the ability of Drew to borrow monies or incur indebtedness is withdrawn or materially adversely affected;

      (ii) any mortgage, charge or other security interest is created over the whole or any part of the business, property, assets or interests of Drew or any such security (whenever arising) becomes enforceable which is material to Escalon;

      (iii) the financial or trading position, prospects or value of Drew is prejudiced or adversely affected in a way which is material to Escalon;

      (iv) any asset(s) or interest(s) of, or any asset the use of which is enjoyed by, Drew which is material to Drew, being or falling to be disposed of or ceasing to be available to Drew or any right arising under which any such asset or interest could be required to be disposed of or could cease to be available to Drew otherwise than in the ordinary course of business;

      (v) the rights, liabilities, obligations or interests or business of Drew in or with any other person, firm or company (or any arrangement relating to such interest or business) is terminated or adversely modified or affected in a way which is material to Escalon; or

      (vi) Drew ceases to be able to carry on business which is material to Escalon under any name under which it currently does so,

      and no event having occurred which, under any provision of any such arrangement, agreement, licence, permit or other instrument, could result in any of the events or circumstances which are referred to in paragraphs
      (i) to (vi) of this condition (d);

(e) since 18 March 2004, being the date on which the Drew Listing Particulars were published and except as otherwise publicly announced by Drew (by the delivery of an announcement to a Regulatory Information Service) prior to the date of this Document or as otherwise fairly disclosed to Escalon by or on behalf of Drew prior to the date of this Document, Drew not having:

      (i) issued or agreed to issue, or authorised or proposed the issue of, additional shares of any class, or securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities other than by Drew and other than any options granted as disclosed by Drew to Escalon prior to the date of this Document;

      (ii) purchased or redeemed or repaid any of its own shares or other securities or reduced or made any other change to any part of its share capital;

      (iii) made or authorised any change in its share or loan capital;

      (iv) other than any acquisition or disposal in the ordinary course of business or a transaction by Drew, merged with, demerged or acquired any body corporate, partnership or business or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any assets (including shares in any undertaking and trade investments) or authorised the same which in any such case, involves or could involve an obligation of a nature or magnitude which is material in the context of the Offer;

      (v) issued or authorised the issue of, or made any change in or to, any debentures or incurred or increased any indebtedness or liability (actual or contingent) of an aggregate amount which might materially and adversely affect the financial or trading position or the prospects of Drew;

      (vi) entered into, varied, or authorised any agreement, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which:

            (A) is of a long-term, onerous or unusual nature or magnitude or which is or could involve an obligation of such nature or magnitude; or

            (B)   could materially restrict the business of Drew; or

            (C)   is other than in the ordinary course of business;

      (vii) (other than in the ordinary course of business) entered into, implemented, effected or authorised or announced its intention to propose any merger, demerger, reconstruction, amalgamation, scheme, commitment or other transaction or arrangement of a material nature to Escalon;

      (viii)entered into or varied the terms of any contract, agreement or arrangement with any of the directors or senior executives of Drew;

      (ix) taken or proposed any corporate action or had any legal proceedings instituted or threatened against it or petition presented or order made for its winding-up (voluntarily or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrative receiver, trustee or similar officer of all or any material part of its assets and revenues or any analogous proceedings in any jurisdiction or appointed any analogous person in any jurisdiction;

      (x) been unable, or admitted that it is unable, to pay its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

      (xi) waived or compromised any claim which is material in the context of Drew other than in the ordinary course of business;

      (xii) made any material alteration or any alteration to its memorandum or articles of association (or equivalent constitutional documents in respect of overseas jurisdiction of incorporation); or

      (xiii)entered into any agreement, commitment or arrangement or passed any resolution or made any offer (which remains open for acceptance) or proposed or announced any intention with respect to any of the transactions, matters or events referred to in this condition (e);

(f) since 18 March 2004, being the date on which the Drew Listing Particulars were published or as otherwise publicly announced by Drew (by the delivery of an announcement to a Regulatory Information Service) prior to the date of this Document or as otherwise fairly disclosed to Escalon by or on behalf of Drew prior to the date of this Document:

      (i) no litigation, arbitration, prosecution or other legal proceedings having been instituted, announced or threatened or become pending or remained outstanding by or against Drew or to which Drew is or may become a party (whether as claimant, defendant or otherwise);

      (ii) no adverse change having occurred or deterioration in the business, assets, financial or trading position, profits or prospects of Drew;

      (iii) no enquiry or investigation by or complaint or reference to, any Relevant Authority having been threatened, announced, implemented or instituted or remaining outstanding against or in respect of Drew; or

      (iv) no contingent or other liability of Drew having arisen or become apparent or increased;

      and which, in each case, adversely affects Drew, to an extent which is material to Escalon; (g) Escalon not having discovered:

      (i) that any financial or business or other information concerning Drew disclosed at any time by or on behalf of Drew, whether publicly, to Escalon or otherwise, is misleading or contains any misrepresentation of fact or omits to state a fact necessary to make any information contained therein not misleading and which was not subsequently corrected before the date of this Document by disclosure either publicly or otherwise to Escalon where the misrepresentation or omission is material in the context of the Offer;

      (ii) that Drew is subject to any liability (actual or contingent) which is not disclosed in the Drew Listing Particulars or as otherwise publicly announced by Drew (by the delivery or an announcement to a Regulatory Information Service) prior to the date of this Document or as otherwise fairly disclosed to Escalon by or on behalf of Drew prior to the date of this Document and which is material to Drew; or

      (iii) any information which materially affects the import of any material information disclosed to Escalon at any time by or on behalf of Drew.

WAIVER OF CONDITIONS

Subject to the requirements of the Panel, Escalon reserves the right to waive in whole or in part, all or any of conditions (b) to (g).

Conditions (b) to (g) (inclusive) must be satisfied as at, or waived on or before, 21 days after 16 July 2004 and on the date on which condition (a) is fulfilled (or in each case such later date as the Panel may agree) provided that Escalon shall be under no obligation to waive or treat as satisfied any of conditions (b) to (g) (inclusive) by a date earlier than the latest date specified above from the satisfaction thereof notwithstanding the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment.

OBLIGATIONS UNDER RULE 9 OF THE CITY CODE

If Escalon is required by the Panel to make an offer for Drew Shares under the provisions of Rule 9 of the Code, Escalon may make such alterations to the terms and conditions of the Offer as are necessary to comply with the provisions of that Rule.

RESTRICTED SECURITIES

The New Escalon Shares to be issued pursuant to the Offer are intended to be issued pursuant to the exemption afforded under Rule 802 under the US Securities Act.

Under the circumstances contemplated by the Offer, including the satisfaction of the conditions set out in Appendix I, it is not necessary to register the New Escalon Shares to be issued pursuant to the Offer under the US Securities Act in reliance upon an exemption from registration thereunder, except that certain Escalon Shares will be "restricted securities" within the meaning of Rule 144(a)(3) under the US Securities Act to the same extent and proportion that the securities of Drew that are tendered or exchanged by the Drew Shareholders in this transaction are "restricted securities" under such rule. In effect any Escalon Shares that are issued under the Offer for the acquisition of Drew Shares which are restricted under the US Securities Act will also be restricted in the same manner.

PART B - FURTHER TERMS OF THE OFFER

The following further terms apply, unless the context requires otherwise, to the Offer. Except where the context requires otherwise, any reference in Part B and in Part C of this Appendix I and in the Form of Acceptance to:

(a) the "acceptance condition" means the condition as to acceptances set out in paragraph (a) of Part A of this Appendix I;

(b)   "acceptance of the Offer" shall include deemed acceptances of the Offer;

(c) the "Offer" shall include any revision, variation or renewal of the Offer or extension thereto;

(d) "Offer period" shall mean, in relation to the Offer, the period commencing on 8 April 2004 until whichever of the following dates shall be the later of: (i) 16 July 2004; (ii) the date on which the Offer lapses; and (iii) the date on which the Offer becomes or is declared unconditional;

(e) the "Offer becoming unconditional" shall mean (unless the context expressly otherwise requires): (i) where made in this Document (other than in this Part B of Appendix I) or in the Form of Acceptance, the Offer being declared unconditional in all respects and (ii) where made in this Part B of Appendix I, the acceptance condition becoming or being declared satisfied, whether or not any other condition thereof remains to be fulfilled;

(f) the "Document" means this document and any other document containing the Offer;

(g) "Drew Shareholders" means holders of Drew Shares and shall include reference to the person or persons executing a Form of Acceptance and, in the event of more than one person executing a Form of Acceptance, the provisions of Part B and of Part C of Appendix I shall apply to them jointly and to each of them. References to the masculine gender shall include the feminine; and

(h) an "extension of the Offer" shall include an extension of the date by which the acceptance condition has to be fulfilled.

1.    ACCEPTANCE PERIOD

(a) The Offer will initially be open for acceptance until 1.00 p.m. on 16 July 2004. Although no revision is envisaged, if the Offer is revised it will remain open for acceptance for a period of at least 14 days following the date on which written notification of the revision is posted to Drew Shareholders, except with the consent of the Panel.

(b) The Offer, whether revised or not, shall not (except with the consent of the Panel) be capable of becoming unconditional after midnight on 16 July 2004 (or any earlier time and/or date beyond which Escalon has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement) nor of being kept open after that time and/or date unless it has previously become unconditional. However, Escalon reserves the right, with the consent of the Panel, to extend the Offer to
      (a) later time(s) and/or date(s). Except with the consent of the Panel, Escalon may not, for the purpose of determining whether the acceptance condition has been satisfied, take into account acceptances received, or purchases of Drew Shares made, in respect of which relevant documents have been received by Capita after 1.00 p.m. on 16 July 2004 (or any earlier time and/or date beyond which Escalon has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement) or such later time and/or date as Escalon may, with the permission of the Panel, decide. If the Offer is extended beyond midnight on 16 July 2004, acceptances received and purchases made in respect of which relevant documents have been received by Capita after 1.00 p.m. on the relevant date may (except where the City Code otherwise permits) only be taken into account with the consent of the Panel.

(c) If the Offer becomes unconditional, it will remain open for acceptance for not less than 21 days from the date on which it would otherwise have expired. If the Offer has become unconditional and it is stated that the Offer will remain open until further notice, then not less than 14 days' notice will be given prior to the closing of the Offer in writing to those Drew Shareholders who have not accepted.

(d) If a competitive situation (as determined by the Panel) arises after Escalon has made a "no extension" statement or a "no increase" statement, Escalon may (if it has specifically reserved the right to do so at the time such statement was made, or otherwise with the consent of the Panel) withdraw such statement provided that it complies with the requirements of the City Code and in particular that (i) it announces the withdrawal as soon as possible and in any event within four business days after the announcement of the competing offer or other competitive situation and notifies Drew Shareholders to that effect in writing at the earliest opportunity or, in the case of Drew Shareholders with registered addresses outside the United Kingdom or whom Escalon reasonably believes to be nominees, custodians or trustees holding Drew Shares for such persons, by announcement in the United Kingdom at the earliest opportunity; and (ii) and Drew Shareholders who accepted the Offer after the date of such statement are given a right of withdrawal as described in paragraph 3(b) below. Escalon may (if it has reserved the right to do so) choose not to be bound by the terms of a "no increase" statement or a "no extension" statement if it would otherwise prevent the posting of an increased or improved Offer which is recommended for acceptance by the board of Drew, or in other circumstances permitted by the Panel.

(e) For the purpose of determining at any particular time whether the acceptance condition has been satisfied, Escalon shall not be bound (unless otherwise required by the Panel) to take into account any Drew Shares which have been unconditionally allotted or issued or which arise as a result of the exercise of conversion rights before such determination takes place, unless Capita on behalf of Escalon has received written notice of the relevant details of such allotment or issue or conversion (including the price thereof) before that time. Notification by telex, facsimile or other electronic transmission will not be sufficient for this purpose.

2.    ANNOUNCEMENTS

(a) Without prejudice to paragraph 3(a) below, by 8.00 a.m. on the business day ("the relevant day") next following the day on which the Offer is due to expire or becomes unconditional or is revised or extended, or such later time and/or date as the Panel may agree, Escalon will make an appropriate announcement and simultaneously inform a Regulatory Information Service of the position. Such announcement will (unless otherwise permitted by the Panel) also state (as nearly as practicable) the total number of Drew Shares and rights over Drew Shares:

      (i) for which acceptances of the Offer have been received (showing the extent, if any, to which such acceptances have been received from any person acting or deemed to be acting in concert with Escalon);

      (ii) acquired or agreed to be acquired by or on behalf of Escalon or any other person acting or deemed to be acting in concert with Escalon during the Offer period; and

      (iii) held by or on behalf of Escalon or any person acting or deemed to be acting in concert with Escalon prior to the Offer period,

      and the announcement will specify the percentage of the share capital or Drew represented by these figures. Any decision to extend the time and/or date by which the acceptance condition has to be fulfilled may be made at any time up to, and will be announced not later than, 8.00 a.m. on the relevant day (or such later time and/or date as the Panel may agree) and the announcement will state the next expiry date (unless the Offer is unconditional in which case a statement may be made that the Offer will remain open until further notice). In computing the number of Drew Shares represented by acceptances and/or purchases there may, at the discretion of Escalon, be included or excluded for announcement purposes acceptances and purchases which are not complete in all respects or are subject to verification provided that such acceptances or purchases of Drew Shares shall not be included unless they could be counted towards fulfilling the acceptance condition in accordance with paragraphs 5(h) and (i) below.

(b) References in this Part B of Appendix I to the making of an announcement by Escalon include the release of an announcement by public relations consultants or by Atlantic Law to the press, and the delivery by hand or telephone, telex, facsimile or other electronic transmission of an announcement to a Regulatory information Service. An announcement made otherwise than to a Regulatory Information Service shall be notified simultaneously to a Regulatory Information Service.

(c) Any decision to extend the time and/or date by which the acceptance condition has to be fulfilled may be made by Escalon at any time up to, and will be announced not later than 8.30 a.m. on the relevant day (or such later time and/or date as the Panel may agree) and the announcement will also state the next expiry time and/or date (unless the Offer is then unconditional in which case the announcement may state that the Offer will remain open until further notice).

3.    RIGHTS OF WITHDRAWAL

(a) If Escalon, having announced the Offer to be unconditional, fails to comply by 3.30 p.m. on the relevant day (or such later time and/or date as the Panel may agree) with any of the other relevant requirements specified in paragraph 2(a) above, an accepting Drew Shareholder may (unless the Panel agrees otherwise) immediately thereafter withdraw his acceptance by written notice (signed by the accepting shareholder or his agent duly appointed in writing and evidence of whose appointment in a form reasonably satisfactory to Escalon is produced with the notice) given by post or by hand to Capita on behalf of Escalon. Subject to paragraph 1(b) above, this right of withdrawal may be terminated not less than eight days after the relevant day by Escalon confirming, if that be the case, that the Offer is still unconditional and complying with the other requirements specified in paragraph 2(a) above. If any such confirmation is given, the first period of 14 days referred to in paragraph 1(c) above will run from the date of such confirmation and compliance.

(b) If by 1.00 p.m. on 16 July 2004 (or such later time and/or date as the Panel may agree) the Offer has not become unconditional, an accepting Drew Shareholder may withdraw his acceptance at any time thereafter by written notice received by Capita on behalf of Escalon at the address and in the manner referred to in paragraph 3(a) above before the earlier of (i) the time when the Offer becomes unconditional and (ii) the final time for lodgement of acceptances of the Offer which can be taken into account in accordance with paragraph 1(b) above. If Escalon withdraws a "no extension" statement or a "no increase" statement in accordance with paragraph 1(d) above, any Drew Shareholder who accepts the Offer after the date of such statement may withdraw his acceptance thereafter in the manner referred to in paragraph 3(a) above not later than the eighth day after the date on which notice of the withdrawal of such statement is posted to Drew Shareholders.

(c) Except as provided by this paragraph 3 and paragraph 4(e) below, acceptances and elections shall be irrevocable. In this paragraph 3 "written notice" (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting Drew Shareholder(s) or his/their agent(s) duly appointed in writing (evidence of whose appointment in a form reasonably satisfactory to Escalon is produced with the notice). Telex, facsimile or other electronic transmission, or copies, will not be sufficient to constitute written notice. No notice which is postmarked in, or otherwise appears to Escalon, its agents or advisers to have been sent from, Canada, Australia, New Zealand, Japan, Ireland or South

      Africa will be treated as valid.

4.    REVISED OFFER

(a) Although no such revision is envisaged, if the Offer (in its original or any previously revised form(s)) is revised (either in its terms or conditions or in the value or nature of the consideration offered or otherwise) (which Escalon reserves the right to do) and such revision represents on the date on which such revision is announced (on such basis as Atlantic Law may consider appropriate) an improvement or no diminution in the value of the consideration of the Offer as so revised compared with the value of the consideration previously offered, the benefit of the revised Offer will (subject to this paragraph 4 and paragraph 5 below) be made available to Drew Shareholders who have accepted the Offer in its original or any previously revised form(s) (hereinafter called "Previous Acceptor(s)"). The acceptance by or on behalf of a Previous Acceptor of the Offer (in its original or any previously revised form(s)) shall, subject as provided in this paragraph 4 and paragraph 5 below, be deemed to be an acceptance of the Offer as so revised and shall also constitute the separate appointment of Atlantic Law or of any director of Escalon as his attorney and/or agent with authority to accept any such revised Offer on behalf of such Previous Acceptor.

(b) Although no such revision is envisaged, if any revised Offer provides for Drew Shareholders who accept it to elect for (or accept) alternative forms of consideration, the acceptance by or on behalf of a Previous Acceptor of the Offer (in its original or any previously revised form(s)) shall, subject as provided below, also constitute the appointment of Atlantic Law or any of director of Escalon as his attorney and/or agent to make on his behalf elections and/or to accept such alternative forms of consideration on his behalf as such attorney and/or agent in his absolute discretion thinks fit and to execute on behalf of and in the name of such Previous Acceptor all such further documents (if any) as may be required to give effect to such acceptances and/or elections. In making any such acceptance or election, such attorney and/or agent shall take into account the nature of any previous acceptances and/or elections made by or on behalf of the Previous Acceptor and such facts or matters as he may reasonable consider relevant.

(c)   The deemed acceptances and elections referred to in paragraphs 4(a) and
      (b) above shall not apply and the authorities conferred by paragraphs 4(a) and (b) above shall not be exercised if as a result thereof a Previous Acceptor would (on such basis as Atlantic Law may consider appropriate) receive less in aggregate consideration than he would have received as a result of his acceptance of the Offer in the form in which it was originally accepted by him unless such Previous Acceptor has previously otherwise agreed in writing.

(d) The deemed acceptances and elections referred to in paragraph 4(a) and (b) above shall not apply and the authorities conferred in paragraphs 4(a) and
      (b) above shall be ineffective to the extent that a Previous Acceptor shall lodge with Capita, within 14 days of the posting of the document pursuant to which the revision of the Offer referred to in paragraphs 4(a) and (b) above is made available to Drew Shareholders, a Form of Acceptance or some other form issued by or on behalf of Escalon in which he validly elects to receive the consideration receivable by him under the revised Offer in some other manner.

(e) The powers of attorney and authorities referred to in this paragraph 4 and any acceptance of a revised Offer and/or election pursuant thereto shall be irrevocable unless and until the Previous Acceptor becomes entitled to withdraw his acceptance under paragraph 3 above and duly and validly does so.

(f) Escalon reserves the right to treat an executed Form of Acceptance relating to the Offer (in its original or previously revised form(s)) which is received after the announcement or the issue of the Offer in any revised form as a valid acceptance of the revised Offer and/or election pursuant thereto and such acceptance shall constitute an authority and request in the terms of this paragraph 4 mutatis mutandis on behalf of the relevant Drew Shareholders.

5.    GENERAL

(a) Except with the consent of the Panel, the Offer will lapse unless all the conditions to the Offer have been fulfilled by or (if capable of waiver) waived by or (where appropriate) have been determined by Escalon to be or remain satisfied as at midnight on 16 July 2004 or within 21 days after the date on which the Offer becomes unconditional (whichever is the later) or such later date as Escalon may, with the consent of the Panel, decide provided that Escalon shall be under no obligation to waive or treat as satisfied any condition by a date earlier than the latest date specified above for the satisfaction thereof notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are, at such earlier date, no circumstances indicating that any such conditions may not be capable of fulfilment. If the Offer is referred to the Competition Commission before 16 July 2004 or the date when the Offer becomes unconditional (whichever is the later) the Offer will lapse. If the Offer lapses, for any reason, it shall cease to be capable of acceptance and Escalon, Atlantic Law and Drew Shareholders shall thereupon cease to be bound by prior acceptances.

(b) No acknowledgement of receipt of any Form of Acceptance, transfer by means of CREST, share certificates or other documents will be given. All communications, notices, certificates, documents of title, other documents and remittances to be delivered by or to or sent to or from Drew Shareholders (or their designated agent(s)) or as otherwise directed will be delivered by or to or sent to or from such Drew Shareholders (or their designated agent(s)) at their risk.

(c) All references in this Document and in the Form of Acceptance to 16 July 2004, shall (except in the definition of "Offer period" above and where the context otherwise requires), if the expiry date of the Offer shall be extended, be deemed to refer to the expiry date of the Offer as so extended.

(d) Except with the consent of the Panel, settlement of the consideration to which any Drew Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Escalon may otherwise be, or claim to be, entitled as against such Drew Shareholder, and the consideration due to a Drew Shareholder who validly accepts the Offer will (subject to paragraph 6 below, and except with the consent of the Panel) be made in full not later than 14 days after the later (i) the date on which the Offer becomes or is declared unconditional in all respects and (ii) the date of receipt of a valid and complete Form of Acceptance from such Drew Shareholder. No consideration will be sent to an address in Canada, Australia, New Zealand, Japan, Ireland or South Africa.

(e) The instructions, terms, provisions and authorities contained in or deemed to be incorporated in the Form of Acceptance constitute part of the terms of the Offer. Words and expressions defined in this Document shall, unless the context otherwise requires, have the same meanings when used in the Form of Acceptance. The provisions of this Appendix I shall be deemed to be incorporated in the Form of Acceptance.

(f) The Offer, this Document, the Form of Acceptance and all acceptances thereof and all acceptances thereof and all elections thereunder or pursuant thereto and all contracts made pursuant thereto and action taken or made or deemed to be taken or made under any of the foregoing shall be governed by and construed in accordance with English law. Execution by or on behalf of a Drew Shareholder of a Form of Acceptance with constitute his submission, in relation to all matters arising out of or in connection with the Offer, this Document and the Form of Acceptance, to the jurisdiction of the courts of England and his agreement that nothing shall limit the rights of Escalon or Atlantic Law to bring any action, suit or proceeding arising out of or in connection with the Offer, this Document and the Form of Acceptance in any other manner permitted by law or in any court of competent jurisdiction.

(g) Any omission to despatch this Document or the Form of Acceptance or any notice required to be given under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made or should be made, shall not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person.

(h) Subject to paragraph 5(i) below, and without prejudice to any other provision of this Appendix I, Escalon and Atlantic Law reserve the right to treat acceptances of the Offer and/or elections pursuant thereto as valid if received by or on behalf of either of them at any place or places or in any manner determined by them otherwise than as stated herein or in the Form of Acceptance.

(i) Notwithstanding the right reserved by Escalon to treat a Form of Acceptance as valid even though not entirely in order or not accompanied by the relevant share certificate(s) and/or other document(s) of title, except with the consent of the Panel, an acceptance of the Offer will only be counted towards fulfilling the acceptance condition if the requirements of Note 4 and, if applicable, Note 6 on Rule 10 of the City Code are satisfied in respect of it. Except with the consent of the Panel, a purchase of Drew Shares by Escalon or its nominee(s) (or, if Escalon is required to make an offer or offers under the provisions of Rule 9 of the City Code, by a person acting in concert with Escalon or its nominee(s) for the purpose of such offer(s)) will only be counted towards fulfilling the acceptance condition if the requirements of Note 5 and, if applicable,
      Note 6 on Rule 10 of the City Code are satisfied in respect of it. The Offer may not be accepted otherwise than by means of a Form of Acceptance.

(j) Except with the consent of the Panel, the Offer will not become unconditional until Capita has issued a certificate to Escalon or Atlantic Law (or their respective agents) which states the number of Drew Shares in respect of which acceptances have been received which meet the requirements of Note 4 on Rule 10 of the City Code and the number of Drew Shares otherwise acquired (whether before or during the Offer period) which meet the requirements of Note 5 on Rule 10 of the City Code and, in each case, if applicable, Note 6 on Rule 10 of the City Code. Copies of such certificate will be sent to the Panel and to the financial advisers of Drew as soon as possible after it is used.

(k) All powers of attorney, appointments of agents and authorities on the terms conferred by or referred to in this Part B or in Part C of Appendix I or in the Form of Acceptance are given by way of security for the performance of the obligations of the Drew Shareholders concerned and are irrevocable in accordance with section 4 of the Powers of Attorney Act 1971, except in the circumstances where the donor of such power of attorney, appointment or authority is entitled to withdraw his acceptance in accordance with paragraph 3 above and duly does so.

(l) The Offer extends to any Drew Shareholders to whom this Document, the Form of Acceptance and any related documents may not have been despatched or by whom such documents may not be received and such Drew Shareholders may collect copies of those documents from Capita at Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH. Escalon and Atlantic Law reserve the right to notify any matter, including the making of the Offer, to all or any Drew Shareholders with a registered address outside the United Kingdom (or whom Escalon or Atlantic Law know to be nominees, trustees or custodians for such persons) by announcement in the United Kingdom or paid advertisement in a daily newspaper published and circulated in the United Kingdom, in which event such notice shall be deemed to have been sufficiently given not withstanding any failure by a Drew Shareholder to receive such notice and all references in this Document to notice, or the provision of information in writing, by Escalon, Atlantic Law and/or their respective agents and/or public relations consultants shall be construed accordingly.

(m) The Offer is made at 11.59 p.m. on 1 July 2004 and is capable of acceptance from and after that time. Forms of

      Acceptance are available for collection from Atlantic Law at One Great Cumberland Place, London W1H 7AL and from Capita at Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH from that time. The Offer is being made by means of this Document.

(n)   If the Offer does not become unconditional in all respects:

      (i) Forms of Acceptance, share certificates and other documents of title will be returned by post (or by such other method as may be approved by the Panel) within 14 days of the Offer lapsing to the person or agent whose name and address outside the Canada, Australia, New Zealand, Japan, Ireland or South Africa is set out in Box 3 (or Box 6 as applicable) on the Form of Acceptance or, if none is set out, to the first-named holder at his registered address outside Canada, Australia, New Zealand, Japan, Ireland or South Africa. No such documents will be sent to an address in Canada, Australia, New Zealand, Japan, Ireland or South Africa; and

      (ii) Capita will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days from the lapsing of the Offer), give instructions to CRESTCo to transfer all the Drew Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the Drew Shareholders concerned.

(o) If sufficient acceptances are received, Escalon intends to apply the provisions of sections 428 to 430F of the Companies Act to acquire compulsorily any outstanding Drew Shares.

(p) In relation to any acceptance of the Offer in respect of a holding of Drew Shares which are in uncertificated form, Escalon reserves the right to make such alterations, additions or modifications as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST or otherwise, provided that such alterations, additions or modifications are consistent with the requirements of the City Code or are otherwise made with the consent of the Panel.

(q) Escalon intends, after the Offer is declared wholly unconditional, to procure the making of an application by Drew to the UK Listing Authority for the cancellation of the listing of Drew Shares and to the London Stock Exchange for the cancellation of the listing of admission to trading of the Drew Shares on the London Stock Exchange Market for listed securities not less than 20 business days after the date when the notice of its intention to seek the cancellation of its listing is given.

(r) All references in this Appendix I to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof).

6.    DREW OVERSEAS SHAREHOLDERS

(a) The making of the Offer in, or to persons resident in, or citizens or nationals of, jurisdictions outside the United Kingdom or who are nominees of, or custodians, trustees or guardians for, citizens or nationals of such jurisdictions ("overseas shareholders") may be prohibited or affected by the laws of the relevant overseas jurisdiction. Such overseas shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any overseas shareholder wishing to accept the Offer to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, the compliance with other necessary formalities and the payment of any issue, transfer or other taxes or duties due in such jurisdiction. Any overseas shareholder will be responsible for any issue, transfer or other taxes or other requisite payments by whomsoever payable and Escalon, Atlantic Law and any person acting on their behalf shall be fully indemnified and held harmless by such shareholder for any such issue, transfer or other taxes or other requisite payments as Escalon, Atlantic Law and any person acting on their behalf may be required to pay.

(b) In particular, the Offer is not being made, directly or indirectly, in, or into, or by the use of mails of, or any means or instrumentality (including without limitation, telephonically or electronically) of interstate or foreign commerce of, or any facilities or a national, state or other securities exchange of Canada, Australia, New Zealand, Japan, Ireland or South Africa and the Offer cannot be accepted by any such use, instrumentality or facility or from within Canada, Australia, New Zealand, Japan, Ireland or South Africa. New Escalon Shares to be issued pursuant to the Offer are intended to be issued by Escalon pursuant to the exemption afforded under Rule 802 under the US Securities Act and will not be registered under the US Securities Act, or under the securities laws of any state, district or other jurisdiction of the Unites States, the relevant clearances have not been and will not be obtained from the securities commission of any province or territory of Canada. No prospectus in relation to the New Escalon Shares has been, or will be, lodged with or registered by, the Australian Securities and Investments Commission or the Japanese Ministry of Finance. Accordingly New Escalon Shares may not (unless an exemption under relevant securities laws is applicable) be directly or indirectly offered, sold, resold or delivered in or into Canada, Australia, New Zealand, Japan, Ireland or South Africa or to or for the account or benefit of any Canadian, Australian, New Zealander, Japanese, Irish or South African person without compliance with applicable securities laws of Canada, Australia, New Zealand, Japan, Ireland or South Africa. Escalon will not (unless otherwise determined by Escalon in its sole discretion and save as provided for in paragraph 6(e) below) mail or deliver, or authorise the mailing or delivery of, this Document, the Form of Acceptance or any related offering document in, into or from Canada, Australia, New Zealand, Japan, Ireland or South Africa, or to any resident of Canada, Australia, New Zealand, Japan, Ireland or South Africa including (without limitation) to Drew Shareholders with registered addresses in

      Canada, Australia, New Zealand, Japan, Ireland or South Africa or to persons whom Escalon knows to be trustees, nominees or custodians holding Drew Shares for such persons. Persons receiving such documents (including, without limitation, trustees, nominees or custodians) must not distribute, send or mail them in, into or from Canada, Australia, New Zealand, Japan, Ireland or South Africa or to any resident of Canada, Australia, New Zealand, Japan, Ireland or South Africa or use Canadian, Australian, New Zealander, Japanese, Irish or South African mails or any such means or instrumentality for any purpose directly or indirectly in connection with the Offer and so doing may invalidate any related purported acceptance of the Offer. Persons wishing to accept the Offer must not use the Canadian, Australian, New Zealand, Japanese, Irish or South African mails or any such means or instrumentality for any purpose directly or indirectly related to acceptance of the Offer or such election. Envelopes containing Forms of Acceptance should not be postmarked in Canada, Australia, New Zealand, Japan, Ireland or South Africa or otherwise despatched from Canada, Australia, New Zealand, Japan, Ireland or South Africa, and all acceptors must provide addresses outside Canada, Australia, New Zealand, Japan, Ireland or South Africa for the receipt of the New Escalon Shares, or for the return of the Forms of Acceptance, certificates for Drew Shares and/or other documents of title. A Drew Shareholder will be deemed not to have validly accepted the Offer if: (i) he puts "NO" in Box 5 of the Form of Acceptance and thereby does not give the representation and warranty set out in paragraph (c) of Part C of this Appendix I; (ii) having inserted in or having completed Box 3 of the Form of Acceptance with a registered address in Canada, Australia, New Zealand, Japan, Ireland or South Africa or having a registered address in Canada, Australia, New Zealand, Japan, Ireland or South Africa he does not insert in Box 6 of the Form of Acceptance the name and address of a person or agent outside Canada, Australia, New Zealand, Japan, Ireland or South Africa to whom he wishes the consideration to which he is entitled under or in consequence of the Offer to be sent; (iii) he inserts in Box 6 of the Form of Acceptance the name and address of a person or agent in Canada, Australia, New Zealand, Japan, Ireland or South Africa to whom he wishes the consideration to which he is entitled under or in consequence of the Offer to be sent; or (iv) in any case, the Form of Acceptance received from him is received in an envelope postmarked in, or which otherwise appears to Escalon or its agents to have been sent from Canada, Australia, New Zealand, Japan, Ireland or South Africa or a resident of Canada, Australia, New Zealand, Japan, Ireland or South Africa. Escalon reserves the right, in its sole discretion, to investigate, in relation to any acceptance, whether the representation and warranty set out in paragraph
      (c) of Part C of this Appendix I could have been truthfully given by the relevant Drew Shareholder and, if such investigation is made and, as a result, Escalon cannot satisfy itself that such representation and warranty was true and correct, such acceptances shall not be valid. Escalon will not issue Escalon Shares or authorise the delivery of any documents of title in respect of Escalon Shares in, into or from Canada, Australia, New Zealand, Japan, Ireland or South Africa or to any person
      (i) who is, or who Escalon has reason to believe is, a resident of Canada, Australia, New Zealand, Japan, Ireland or South Africa or (ii) who is unable or fails to give the representation and warranty set out in paragraph (c) of Part C of this Appendix I or (iii) with a registered address in Canada, Australia, New Zealand, Japan, Ireland or South Africa. The receipt of any Form of Acceptance from a person who puts "No" in Box 5 of the Form of Acceptance and thereby does not give the representations and warranties set out in paragraph (c) of Part C of this Appendix I and/or who appears, or whom Escalon believes, to be a resident of Canada, Australia, New Zealand, Japan, Ireland or South Africa and/or who completes Box 3 of the Form of Acceptance with an address in Canada, Australia, New Zealand, Japan, Ireland or South Africa (or who has an address in Canada, Australia, New Zealand, Japan, Ireland or South Africa) but who inserts in Box 6 of the Form of Acceptance an address outside Canada, Australia, New Zealand, Japan, Ireland or South Africa shall at the discretion of Escalon and Atlantic Law, constitute, in respect of any New Escalon Shares to which such acceptor of the Offer may become entitled, an irrevocable and unconditional request and authority to Escalon and/or its respective agents at their absolute discretion in respect of the New Escalon Shares to which such person(s) thereby become(s) entitled, as agent(s) of such shareholders:

      (i) to sell such New Escalon Shares on behalf of such acceptor in the market on an arm's length basis within 21 days of such shares being allotted;

      (ii) to receive share certificate(s) and/or other document(s) of title in respect of such New Escalon Shares and to execute instruments of transfer in respect of such shares; and

      (iii) to remit the net proceeds of such sale(s) (after deducting therefrom the expenses of sale) as soon as reasonably practicable to the person or agent whose name and address (outside Canada, Australia, New Zealand, Japan, Ireland or South Africa) as set out in Box 6 of the Form of Acceptance, or, if none is set out, to the first-named holder at his registered address (outside Canada, Australia, New Zealand, Japan, Ireland or South Africa).

      Neither Escalon nor Atlantic Law nor any agent or adviser or director of Escalon or principal of Atlantic Law nor any person acting on behalf of either or both of them shall have any liability to any person for any loss or alleged loss arising from any decision as to the treatment of acceptances of the Offer, or from the price, the timing or the manner of any sale made, pursuant to the provisions of this paragraph 6 or Part B of this Appendix I or otherwise in connection therewith.

(c) If, in connection with the making of the Offer, notwithstanding the restrictions described above, any person (including, without limitation, custodians, nominees and trustees), whether pursuant to a contractual or legal obligation or otherwise, forwards this Document, the Form of Acceptance or any related offering documents in, into or from Canada, Australia, New Zealand, Japan, Ireland or South Africa or uses the mails of or any means or instrumentality (including without limitation telephonically or electronically) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of, Canada, Australia, New Zealand, Japan, Ireland or South Africa in connection with such forwarding, such person should: (i) inform the recipient of such fact; (ii) explain to the recipient that such action may (subject to paragraph 6(e) below) invalidate any purported acceptance by the recipient; and (iii) draw the attention of the recipient to this paragraph 6.

(d) The availability of New Escalon Shares to overseas shareholders may be affected by the laws of the relevant jurisdictions. Such overseas shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any overseas shareholder acquiring New Escalon Shares to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental or other consents which may be required, compliance with other formalities needing to be observed and payment of any issue, transfer or other taxes or duties due in such jurisdiction.

(e) The provisions of this paragraph 6 and/or other terms of the Offer relating to overseas shareholders may be waived, varied or modified as regards (a) specific Drew Shareholder(s) or on a general basis as Escalon may in its absolute discretion determine. References in this paragraph 6 to a Drew Shareholder shall include references to the person or persons executing a Form of Acceptance and, in the event of more than one person executing a Form of Acceptance, the provisions of this paragraph 6 shall apply to them jointly and severally.

(f) The provisions of this paragraph 6 supersede any terms of the Offer inconsistent therewith.

PART C - FORM OF ACCEPTANCE

Without prejudice to the terms of the Form of Acceptance and the provisions of Parts A and B of Appendix I, each Drew Shareholder by whom, or on whose behalf, a Form of Acceptance is executed irrevocably undertakes, represents, warrants and agrees to and with Escalon and Atlantic Law and their respective agents (so as to bind him, his personal representatives and his heirs, successors and assigns) that:

(a) whether or not any other boxes on the Form of Acceptance are completed, the execution of a Form of Acceptance shall:

         (i) constitute an acceptance of the Offer in respect of the number of Drew Shares inserted or deemed to be inserted in Box 1 of the Form of Acceptance on and subject to the terms and conditions set out or referred to in this Document and the Form of Acceptance; and

         (ii) an undertaking to execute any further document, take any further action and give any further assurances which may be required in connection with his acceptance of the Offer;

         in each case on and subject to the terms and conditions set out or referred to in this Document and in the Form of Acceptance and that, subject to the rights of withdrawal set out or referred to in paragraph 3 of Part B of this Appendix I, each such acceptance shall be irrevocable provided that (i) if no number is inserted in Box 1; or
         (ii) if the total number of Drew Shares inserted in Box 1 is greater than the relevant Drew Shareholder's registered holding of Drew Shares; or (iii) if the Form of Acceptance is otherwise completed incorrectly but the Form of Acceptance is signed, it will be deemed to be an acceptance of the terms of the Offer in respect of all of the Drew Shares comprised in the Form of Acceptance; and

(b) the Drew Shares will be acquired under the Offer fully paid and free from all liens, equities, charges, encumbrances and other interests and together with all rights attaching to them after 8 April 2004 (the day of the announcement of the Original Offer), including the right to receive all dividends declared, made or paid thereafter;

(c)      unless "NO" is put in Box 5 of the Form of Acceptance, such Drew
         Shareholder:

         (i) (if such Drew Shareholder is a citizen, resident, or national of a jurisdiction outside the United Kingdom) has observed the laws of the relevant jurisdiction, obtained all requisite governmental, exchange control and other required consents, complied with all other necessary formalities and paid any issue, transfer or other taxes or other requisite payments due in any such jurisdiction in connection with such acceptance and has not taken or omitted to take any action that will or may result in Escalon, Atlantic Law or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Offer or his acceptance thereof; and

         (ii) (A) is not a resident in Canada, Australia, New Zealand, Japan, Ireland or South Africa, does not hold any Drew Shares in respect of which he has accepted the Offer on behalf of any resident of Canada, Australia, New Zealand, Japan, Ireland or South Africa and is not acting on behalf a resident of Canada, Australia, New Zealand, Japan, Ireland or South Africa and that he will not, directly or indirectly, hold or acquire New Escalon Shares to or for the account or benefit of any resident of Canada, Australia, New Zealand, Japan, Ireland or South Africa with a view to the Offer, sale or delivery, directly or indirectly, of any New Escalon Shares in Canada, Australia, New Zealand, Japan, Ireland or South Africa or to a resident of Canada, Australia, New Zealand, Japan, Ireland or South Africa; and

              (B) has not received or sent copies or originals of this Document, the Drew Listing Particulars, the Form of Acceptance or any related offering documents in, into or from Canada, Australia, New Zealand, Japan, Ireland or South Africa, or any other jurisdiction where such actions may constitute a breach of any legal or regulatory requirements, and has not utilised in connection with the Offer, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or any facilities of a national, state or other securities exchange of, Canada, Australia, New Zealand, Japan, Ireland or South Africa or such other jurisdiction, is accepting the Offer from outside Canada, Australia, New Zealand, Japan, Ireland or South Africa and is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given any instructions with respect to the Offer from outside Canada, Australia, New Zealand, Japan, Ireland or South Africa;

(d) the execution of the Form of Acceptance constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Drew Shareholder not having validly withdrawn his acceptance, the irrevocable appointment of each of Escalon and Atlantic Law and/or any of their respective directors or agents as such shareholder's attorney and/or agent, and an irrevocable instruction to the attorney and/or agent, to complete and execute all or any form(s) of transfer and/or other document(s) at the discretion of the attorney and/or agent in relation to the Drew Shares referred to in paragraph (a)(i) in favour of Escalon or such other person or persons as Escalon may direct and to deliver such form(s) of transfer and/or other document(s) at the discretion of the attorney and/or agent, together with the share certificate(s) and/or other document(s) relating to such Drew Shares, for registration within six months of the Offer becoming unconditional in all respects and to execute all such documents and to do all such other acts and things as may in the opinion of such attorney and/or agent be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer to vest in Escalon or its nominee(s) or as it may direct such Drew Shares;

(e) the execution of the Form of Acceptance constitutes the irrevocable appointment of Capita as such shareholder's attorney and/or agent and an irrevocable instruction and authority to the attorney and/or agent (i) subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Drew Shareholder not having validly withdrawn his acceptance, to transfer to itself (or such other person or persons as Escalon or its agents may direct) by means of CREST all or any of the Relevant Drew Shares (but not exceeding the number of Drew Shares in respect of which the Offer are accepted or deemed to be accepted) and (ii), if the Offers do not become unconditional in all respects, to give instructions to CRESTCo immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days from the lapsing of the Offer) to transfer all Relevant Drew Shares to the original available balance of the accepting Drew Shareholder. As used in this Part C of Appendix I, "Relevant Drew Shares" means Drew Shares in uncertificated form and in respect of which a transfer or transfers to escrow has or have been effected pursuant to the procedures described in paragraph 14 of the letter from Atlantic Law set out in this Document and where the transfer(s) to escrow was or were made in respect of Drew Shares held under the same member account ID and participant ID as the member account ID and participant ID relating to the Form of Acceptance concerned (but irrespective of whether or not any Form of Acceptance Reference Number, or a Form of Acceptance Reference Number corresponding to that appearing on the Form of Acceptance concerned, was included in the TTE instruction concerned);

(f) the execution and delivery of the Form of Acceptance constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Drew Shareholder not having validly withdrawn his acceptance, separate irrevocable authorities and requests:

         (i) to Drew or its agents, to procure the registration of the transfer of Drew Shares referred to in paragraph (a)(i) in certificated form pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to Escalon or as it may direct;

         (ii) (subject to the provisions of paragraph 6 of Part B of this Appendix I) to Escalon or its agents, to procure that such Drew Shareholder's name is entered on the register of members of Escalon in respect of the New Escalon Shares (if any) to which such Drew Shareholder becomes entitled under the Offer (subject to the memorandum and articles of association of Escalon);

         (iii) if the Drew Shares are in certificated form or if either of the provisos to sub-paragraph (iv) applies to Escalon or Atlantic Law or their agents, to procure the despatch by post (or by such other method as may be approved by the Panel) of a certificate or other document(s) of title for any New Escalon Shares to which an accepting Drew Shareholder becomes entitled pursuant to his acceptance of the Offer (and at the risk of such person) to the person whose name and address (outside Canada, Australia, New Zealand, Japan, Ireland or South Africa) is set out in Box 6 of the Form of Acceptance or, if none is set out, to the person whose name and address (outside Canada, Australia, New Zealand, Japan, Ireland or South Africa) is set out in Box 3 of the Form of Acceptance or to the first-named holder at his registered address (outside Canada, Australia, New Zealand, Japan, Ireland or South Africa);

         (iv) if the Drew Shares concerned are in uncertificated form, to Escalon or Atlantic Law or their agents to issue any New Escalon Shares to which such Drew Shareholder is entitled in uncertificated form, provided that (aa) Escalon may (if, for any reason, it wishes to do so) determine that all or any such New Escalon Shares shall be issued in certificated form and
                  (bb) if the Drew Shareholder concerned is a CREST member whose registered address is in Canada, Australia, New Zealand, Japan, Ireland or South Africa, any New Escalon Shares to which such shareholder is entitled shall be issued in certificated form and, in either of such cases, subparagraph
                  (iii) above shall apply; and

         (v) to Escalon or its agents, to record and act, in respect of any New Escalon Shares to be received by such Drew Shareholder, upon any instructions with regard to payments or notices which have been recorded in the records of Drew in respect of such person's holding(s) of Drew Shares;

(g) the execution of the Form of Acceptance constitutes a separate authority to any director of Escalon and to the principal of Atlantic Law and/or their respective agents and the irrevocable appointment of any such director and/or agent as such person's attorney and/or agent within the terms of paragraph 4 of Part B of this Appendix I;

(h) after the Offer becomes or is declared unconditional in all respects (or if the Offer would become or be declared unconditional in all respects or lapse immediately upon the outcome of the resolution in question or if the Panel otherwise gives its consent) and pending registration:

         (i) Escalon shall be entitled to direct the exercise of any votes attaching to any Drew Shares in respect of which the Offer has been accepted or is deemed to have been accepted (and in respect of which such acceptance has not been validly withdrawn) and any other rights and privileges attaching to such Drew Shares, including the right to requisition a general meeting or separate class meeting of Drew, such votes (where relevant) to be cast so far as possible to satisfy any outstanding condition of the Offer; and

         (ii) the execution of the Form of Acceptance by a Drew Shareholder constitutes, with regard to the Drew Shares comprised in such acceptance and in respect of which such acceptance has not been validly withdrawn:

                  (a) an authority to Drew and/or its agents from such Drew Shareholder to send any notice, circular, warrant, document or other communication which may be required to be sent to him as a member of Drew (including any share certificate(s) or other document(s) of title issued as a result of a conversion of such Drew Shares into certificated form) to Escalon at its registered office;

                  (b) the irrevocable appointment of Escalon or any of its Directors or agents to sign such documents and do such things as may in the opinion of such person seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to such Drew Shares (including, without limitation, an authority to sign any consent to short notice of a general or separate class meeting on his behalf and/or to execute a form of proxy in respect of such Drew Shares appointing any person nominated by Escalon to attend general or separate class meetings of Drew or its members or any of them and to exercise the votes attaching to such Drew Shares on his behalf), such votes (where relevant) to be cast so far as possible to satisfy any outstanding condition of the Offer; and

                  (c) the agreement of such Drew Shareholder not to exercise any of such rights without the consent of Escalon and the irrevocable undertaking of such shareholder not to appoint a proxy or representative for or to attend any such meetings;

(i) he will deliver, or procure the delivery of, to Capita IRG Plc, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH his share certificate(s) and/or other document(s) of title in respect of the Drew Shares referred to in sub-paragraph (a)(i) above in certificated form, or an indemnity acceptable to Escalon in lieu thereof, as soon as possible and in any event within six months of the Offer becoming unconditional in all respects;

(j) he will take (or procure to be taken) the action set out in paragraph 6 of the letter from Atlantic Law set out in this Document to transfer all of the Drew Shares referred to in sub-paragraph (a)(i) above in uncertificated form to an escrow balance as soon as possible and in any event so that the transfer to escrow settles within six months of the Offer becoming unconditional in all respects;

(k) if, for any reason, any Drew Shares in respect of which a transfer to an escrow balance has been effected in accordance with paragraph 6 of the letter from Atlantic Law contained in this Document are converted to certificated form, he will (without prejudice to paragraph
         (h)(ii)(a) above) immediately deliver or procure the immediate delivery of the share certificate(s) or other document(s) of title in respect of all such Drew Shares so converted to Capita or to Escalon at its registered office or as Escalon or its agents may direct;

(l) the terms and conditions of the Offer shall be deemed to be incorporated in and form part of the Form of Acceptance, which shall be read and construed accordingly;

(m) if he accepts the Offer, he shall do all such acts and things as shall be necessary or expedient to vest in Escalon or its nominees or such other persons as it may decide the Drew Shares as aforesaid and all such acts and things as may be necessary to enable Capita to perform its function as escrow agent for the purposes of the Offer;

(n) he agrees to ratify each and every act or thing which may be done or effected by Escalon, Atlantic Law or Capita or by any of their directors or agents or Drew or its agents, as the case may be, in the proper exercise of any of his or its powers and/or authorities conferred by or referred to in Part B or in this Part C of Appendix I and to indemnify each such person against any losses arising therefrom;

(o) the execution of the Form of Acceptance constitutes his submission, in relation to all matters arising out of the Offer and the Form of Acceptance, to the jurisdiction of the courts of England and his agreement that nothing shall limit the right of Escalon or Atlantic Law to bring any action, suit or proceeding arising out of or in connection with the Offer or in any other manner permitted by law or in any court of competent jurisdiction; and

(p) if any provision of Part B or of this Part C of Appendix I shall be unenforceable or invalid or shall not operate so as to afford Escalon and Atlantic Law and/or any director or agent of either of them the full benefit of the authorities and powers of attorney expressed to be given therein, he shall with all practicable speed do all such acts and things and execute all such documents as may be required or desirable to enable Escalon and Atlantic Law and/or any director or agent of either of them to secure the full benefit of such authorities and powers of attorney.


On execution, the Forms of Acceptance shall take effect as a deed.

                                   APPENDIX II


                       CHANGES TO ORIGINAL OFFER DOCUMENT

               MATERIAL CHANGES AND UPDATED FINANCIAL INFORMATION

1. MATERIAL CHANGES

Save as mentioned in this Document and in this Appendix II, there have been no material changes to the information published in the Original Offer Document dated 14 May 2004.

2. FINANCIAL INFORMATION ON ESCALON

INTERIM RESULTS FOR THREE MONTHS ENDED 31 MARCH 2004 (EXTRACTS FROM FORM 10Q), WHICH APPEAR ON THE FOLLOWING PAGES HAVE BEEN EXTRACTED FROM ESCALON'S FILINGS WITH THE SEC'S EDGAR SYSTEM. FULL PUBLISHED FINANCIAL INFORMATION ON ESCALON CAN BE VIEWED ON THE EDGAR DOCUMENT RETRIEVAL SYSTEM WHICH CAN BE FOUND AT WWW.SEC.GOV/EDGAR.SHTML

          (A) INTERIM RESULTS FOR THE THREE MONTHS ENDED 31 MARCH 2004
                            (EXTRACTS FROM FORM 10Q)


                     ESCALON MEDICAL CORP. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                                   March 31,              June 30,
                                                                                                     2004                   2003
                                                                                                 ------------          ------------
                                                                                                 (Unaudited)             (Audited)
ASSETS
Current assets:
  Cash and cash equivalents                                                                      $ 12,916,378          $    298,390
  Accounts receivable, net                                                                          2,025,453             2,364,370
  Inventory, net                                                                                    1,868,625             1,785,480
  Other current assets                                                                                223,174               310,420
                                                                                                 ------------          ------------
    Total current assets                                                                           17,033,630             4,758,660
                                                                                                 ------------          ------------
Long-term note receivable                                                                             150,000               150,000
Furniture and equipment, net                                                                          424,289               516,686
Goodwill                                                                                           10,591,795            10,591,795
Trademarks and trade names, net                                                                       616,906               616,906
License and distribution rights, net                                                                     --                  13,138
Patents, net                                                                                          174,760               182,811
Other assets                                                                                           67,955                60,235
                                                                                                 ------------          ------------
  Total assets                                                                                   $ 29,059,335          $ 16,890,231
                                                                                                 ============          ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Line of credit                                                                                 $    250,000          $    975,000
  Current portion of long-term debt                                                                 1,626,623             1,510,344
  Accounts payable                                                                                    430,404               454,711
  Accrued compensation                                                                                693,281               708,231
  Other current liabilities                                                                           319,671               222,036
                                                                                                 ------------          ------------
    Total current liabilities                                                                       3,319,979             3,870,322
Long-term debt, net of current portion                                                              2,796,019             4,080,461
                                                                                                 ------------          ------------
    Total liabilities                                                                               6,115,998             7,950,783
Shareholders' equity:
  Preferred stock, $0.001 par value; 2,000,000 shares
    authorized; no shares issued                                                                         --                    --
  Common stock, $0.001 par value; 35,000,000 shares authorized; 5,015,872 and
    3,365,359 shares issued and outstanding at March 31, 2004 and June 30,
    2003, respectively                                                                                  5,016                 3,365
  Common stock warrants                                                                             1,601,346                  --
  Additional paid-in capital                                                                       56,480,012            46,262,411
  Accumulated deficit                                                                             (35,143,037)          (37,326,328)
                                                                                                 ------------          ------------
    Total shareholders' equity                                                                     22,943,337             8,939,448
                                                                                                 ------------          ------------
Total liabilities and shareholders' equity                                                       $ 29,059,335          $ 16,890,231
                                                                                                 ============          ============

            See notes to condensed consolidated financial statements

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                        Three Months Ended                       Nine Months Ended
                                                              March 31,                               March 31,
                                                  --------------------------------        ---------------------------------
                                                       2004                2003                2004                2003
                                                       ----                ----                ----                ----
Product revenue                                   $  3,019,536        $  2,776,415        $  9,004,696        $  8,039,301
Other revenue                                          593,242             610,477           1,777,649           1,623,107
                                                  ------------        ------------        ------------        ------------
Revenues, net                                        3,612,778           3,386,892          10,782,345           9,662,408
                                                  ------------        ------------        ------------        ------------
Costs and expenses:
  Cost of goods sold                                 1,364,600           1,178,377           3,827,059           3,536,340
  Research and development                             167,123             204,283             600,245             578,337
  Marketing, general and administrative              1,254,516           1,220,007           3,789,801           3,786,148
  Write-down of Povidone Iodine license and
    distribution rights
                                                            --             195,950                  --             195,950
                                                  ------------        ------------        ------------        ------------
    Total costs and expenses                         2,786,239           2,798,617           8,217,105           8,096,775
                                                  ------------        ------------        ------------        ------------
Income from operations                                 826,539             588,275           2,565,240           1,565,633
                                                  ------------        ------------        ------------        ------------
Other income and expenses:
  Interest income                                        9,356                 609              10,317               2,087
  Interest expense                                     (93,794)           (133,750)           (320,233)           (505,757)
                                                  ------------        ------------        ------------        ------------
    Total other income and expenses                    (84,438)           (133,141)           (309,916)           (503,670)
                                                  ------------        ------------        ------------        ------------
Income before income taxes                             742,101             455,134           2,255,324           1,061,963
Income taxes                                             2,927                  --              72,033                  --
                                                  ------------        ------------        ------------        ------------
Net income                                        $    739,174        $    455,134        $  2,183,291        $  1,061,963
                                                  ============        ============        ============        ============
Basic net income per share                        $      0.192        $      0.136        $      0.619        $      0.316
                                                  ============        ============        ============        ============
Diluted net income per share                      $      0.172        $      0.133        $      0.564        $      0.309
                                                  ============        ============        ============        ============
  Weighted average shares - basic                    3,839,937           3,355,851           3,524,603           3,355,851
                                                  ============        ============        ============        ============
  Weighted average shares - diluted                  4,286,761           3,420,474           3,869,901           3,441,180
                                                  ============        ============        ============        ============


            See notes to condensed consolidated financial statements

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)

                                                                           Nine Months Ended
                                                                               March 31,
                                                                   ---------------------------------
                                                                        2004                2003
                                                                        ----                ----
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                                                         $  2,183,291           1,061,963
Adjustments to reconcile net income to net cash
  provided by in operating activities:
    Depreciation and amortization                                       186,745             245,765
    Write-down of license and distribution rights                            --             195,950
    Disposal of furniture and equipment
                                                                             --                 927
    Change in operating assets and liabilities:

      Accounts receivable, net                                          338,917            (249,991)
      Inventory, net                                                    (83,145)           (224,485)
      Other current and long-term assets                                 79,525             227,608
      Accounts payable, accrued and other liabilities                    58,379             (10,621)
                                                                   ------------        ------------
        Net cash provided by operating activities                     2,763,712           1,247,116
                                                                   ------------        ------------
CASH FLOWS FROM INVESTING ACTIVITIES:

  Purchase of fixed assets                                              (41,647)            (64,609)
                                                                   ------------        ------------
        Net cash used in investing activities                           (41,647)            (64,609)
                                                                   ------------        ------------
CASH FLOWS FROM FINANCING ACTIVITIES:

  Line of credit borrowing                                              153,981             650,000
  Line of credit repayment                                             (878,981)           (525,000)
  Principal payments on term loans                                   (1,199,675)         (1,395,699)
  Issuance of common stock - private placement                        9,834,485                  --
  Issuance of common stock - stock options                            1,986,113                  --
                                                                   ------------        ------------
        Net cash provided by (used in) financing activities           9,895,923          (1,270,699)
                                                                   ------------        ------------
        Net increase (decrease) in cash and cash equivalents         12,617,988             (88,192)
Cash and cash equivalents, beginning of period                          298,390             220,826
                                                                   ------------        ------------
Cash and cash equivalents, end of period                           $ 12,916,378        $    132,634
                                                                   ============        ============
SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:

Interest paid                                                      $    251,309        $    500,127
                                                                   ============        ============
Issuance of Common Stock for EMS trade name                        $         --        $     15,100
                                                                   ============        ============







            See notes to condensed consolidated financial statements

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY

                    FOR THE NINE MONTHS ENDED MARCH 31, 2004

                                   (UNAUDITED)

                                                                   Common          Additional                              Total
                                      Common Stock                  Stock           Paid-in          Accumulated       Shareholders'
                                Shares             Amount          Warrants         Capital             Deficit          Equity
                                ------             ------          --------         -------             -------          ------
Balance at June 30, 2003      3,365,359        $      3,365              --       $ 46,262,411       $(37,326,328)    $  8,939,448

Private placement offering      800,000                 800       1,601,346          8,232,339                 --        9,834,485

Exercise of stock options       855,162                 855              --          2,015,617                 --        2,016,472

Treasury stock retirement        (4,649)                 (4)             --            (30,355)                --          (30,359)
Net income
                                     --                  --              --                 --          2,183,291        2,183,291
                              ---------        ------------    ------------       ------------       ------------     ------------
Balance at March 31, 2004     5,015,872        $      5,016    $  1,601,346       $ 56,480,012       $(35,143,037)    $ 22,943,337
                              =========        ============    ============       ============       ============     ============



            See notes to condensed consolidated financial statements



                     ESCALON MEDICAL CORP. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.    BASIS OF PRESENTATION

      The Company operates in the healthcare market, specializing in the development, manufacture, marketing and distribution of ophthalmic medical devices, ophthalmic pharmaceuticals and vascular devices.

      The accompanying unaudited condensed consolidated financial statements include accounts of Escalon Medical Corp. and its subsidiaries Sonomed, Inc. ("Sonomed"), Escalon Vascular Access, Inc. ("Vascular"), Escalon Digital Vision, Inc. ("EMI"), Sonomed EMS, Srl ("Sonomed EMS") and Escalon Pharmaceutical, Inc. ("Pharmaceutical") (collectively referred to as "Escalon" or the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

      The accompanying condensed consolidated financial statements are unaudited and are presented pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Accordingly, these condensed consolidated financial statements should be read in conjunction with consolidated financial statements and notes thereto contained in the Company's 2003 Annual Report on Form 10-K. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments (which are of a normal recurring nature) necessary for a fair presentation of the financial position, results of operations and cash flows for interim periods presented. The results of operations are not necessarily indicative of the results that may be expected for the full year.

2.    SIGNIFICANT ACCOUNTING POLICIES

      USE OF ESTIMATES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

      CASH AND CASH EQUIVALENTS

      For the purposes of reporting cash flows, the Company considers all cash accounts that are not subject to withdrawal restrictions or penalties and highly liquid investments with original maturities of 90 days or less to be cash and cash equivalents.

      REVENUE RECOGNITION

      The Company recognizes revenue from the sale of its products at the time of shipment, when title and risk of loss transfer. The Company provides products to its distributors at agreed wholesale prices and to the balance of its customers at set retail prices. Distributors can receive discounts for accepting high volume shipments. The discounts are reflected immediately in the net invoice price, which is the basis for revenue recognition. No further material discounts or sales incentives are given.

      The Company's considerations for recognizing revenue upon shipment of products to a distributor are based on the following:

      - Persuasive evidence that an arrangement (purchase order and sales invoice) exists between a willing buyer (distributor) and the Company that outlines the terms of the sale (company information, quantity of goods, purchase price and payment terms). The buyer (distributor) does not have an immediate right of return.

      - Shipping terms are ex-factory shipping point. At this point the buyer (distributor) takes title to the goods and is responsible for all risks and rewards of ownership, including insuring the goods as necessary.

      - The Company's price to the buyer (distributor) is fixed and determinable as specifically outlined on the sales invoice. The sales arrangement does not have customer cancellation or termination clauses.

      - The buyer (distributor) places a purchase order with the Company; the terms of the sale are cash, COD or credit. Customer credit is determined based on the Company's policies and procedures related to the buyer's (distributor's) creditworthiness. Based on this determination, the Company believes that collectibility is reasonably assured.

      Provision has been made for estimated sales returns based on historical experience.

      With respect to additional consideration related to the sale of Silicone Oil by Bausch & Lomb and the licensing of the Company's intellectual laser technology, revenue is recognized upon notification from the other parties of amount earned or upon receipt of royalty payments.

      SHIPPING AND HANDLING REVENUES AND COSTS

      Shipping and handling revenues are included in product revenue and the related costs are included in cost of goods sold.

      INVENTORIES

      Raw materials/work in process and finished goods are recorded at lower of cost (first-in, first-out) or market.

      ACCOUNTS RECEIVABLE

      Accounts receivable are recorded at net realizable value. The Company performs ongoing credit evaluations of customers' financial condition and does not require collateral for accounts receivable arising in the normal course of business. The Company maintains allowances for potential credit losses based on the Company's historical losses and upon periodic review of individual balances. Accounts are written off when they are determined to be uncollectible based on management's assessment of individual accounts. Credit losses, when realized, have been within the range of management's expectations. Allowance for doubtful accounts was $120,805 and $261,351 at March 31, 2004 and June 30, 2003,
respectively.

      FURNITURE AND EQUIPMENT

      Furniture and equipment is recorded at cost. Depreciation is recorded using the straight-line method over the economic useful life of the related assets, which are estimated to be over three to ten years. Depreciation for the three-month periods ended March 31, 2004 and 2003 was $43,255 and $46,223, respectively. Depreciation for the nine-month periods ended March 31, 2004 and 2003 was $134,044 and $138,765, respectively.

      LONG-LIVED ASSETS

      Management assesses the recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from its future undiscounted cash flows. If it is determined that impairment has occurred, an impairment loss is recognized for the amount by which the carrying amount of the assets exceeds its estimated fair value.

      INTANGIBLE ASSETS

      The Company follows Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," which discontinues the amortization of goodwill and identifiable intangible assets that have indefinite lives. In accordance with SFAS 142, these assets are tested for impairment on an annual basis.

STOCK-BASED COMPENSATION

      The Company reports stock-based compensation through the disclosure-only requirements of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," as amended by Statement of Financial Accounting Standards No. 148 ("SFAS 148"), "Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment to FASB No. 123." Compensation expense for options is measured using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, because the exercise price of the Company's employee stock options is generally equal to the market price of the underlying stock on the date of grant, no compensation expense is recognized.

      SFAS 123 establishes an alternative method of expense recognition for stock-based compensation awards based on fair values. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123.

                                           Three-Month Period Ended                  Nine-Month Period Ended
                                                  March 31,                                 March 31,
                                    ------------------------------------        -------------------------------------
                                          2004                  2003                  2004                  2003
                                          ----                  ----                  ----                  ----
Net Income, as reported             $      739,174        $      455,134        $    2,183,291        $    1,061,963
Deduct:  Total stock-based
  employee compensation
  expense determined under
  fair value based method for
  all awards, net of related
  tax effects                              (48,440)              (18,103)             (359,097)              (97,083)
                                    --------------        --------------        --------------        --------------
Pro forma net income                $      690,734        $      437,031        $    1,824,194        $      964,880
                                    ==============        ==============        ==============        ==============
Earnings per share:
  Basic - as reported               $        0.192        $        0.136        $        0.619        $        0.316
                                    ==============        ==============        ==============        ==============
  Basic - pro forma                 $        0.180        $        0.130        $        0.518        $        0.288
                                    ==============        ==============        ==============        ==============
  Diluted - as reported             $        0.172        $        0.133        $        0.564        $        0.309
                                    ==============        ==============        ==============        ==============
  Diluted - pro forma               $        0.161        $        0.128        $        0.471        $        0.280
                                    ==============        ==============        ==============        ==============

      The Company has followed the guidelines of SFAS 123 to establish the valuation of its stock options. The commonly accepted method of valuing these options is the Black-Sholes option valuation model that requires assumptions for the expected holding period and the expected volatility. The Company does not have a reliable history of employee stock options being exercised and consequently cannot estimate the expected holding period. For the sake of this valuation, the expected holding period is assumed to be the life of the stock option as defined in the stock option plan (10 years). The volatility assumption is based on the volatility seen in the Company's stock over the last five years. This assumption was made according to the guidance of SFAS 123. There is no reason to believe that future volatility will compare with the historical volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the value of its options.

      RESEARCH AND DEVELOPMENT

      All research and development costs are charged to operations as incurred.

      ADVERTISING COSTS

      Advertising costs are charged to operations as incurred. Advertising expense for the three-month periods ended March 31, 2004 and 2003 was $1,926 and $5,733, respectively. Advertising expense for the nine-month periods ended March 31, 2004 and 2003 was $16,686 and $19,197, respectively.

      EARNINGS PER SHARE

      The Company follows Financial Accounting Standards Board Statement No. 128, "Earnings Per Share," in presenting basic and diluted earnings per share. The following table set forth the computation of basic and diluted earnings per share:

                                                                Three-Month Periods                Nine-Month Periods
                                                                  Ended March 31,                  Ended December 31,
                                                               2004             2003             2004             2003
Numerator:
  Numerator for basic and diluted earnings per share:
  Net income                                                $  739,174       $  455,134       $2,183,291       $1,061,963
                                                            ----------       ----------       ----------       ----------
Denominator:
  Denominator for basic earnings per
    share - weighted average shares                          3,839,937        3,355,851        3,524,603        3,355,851
  Effect of dilutive securities:
    Stock options and warrants                                 446,824           64,623          345,298           85,329
                                                            ----------       ----------       ----------       ----------
  Denominator for diluted earnings
    earnings per share - weighted average and
    assumed conversion                                       4,286,761        3,420,474        3,869,901        3,441,180
                                                            ----------       ----------       ----------       ----------
Basic earnings per share                                    $    0.192       $    0.136       $    0.619       $    0.316
                                                            ==========       ==========       ==========       ==========
Diluted earnings per share                                  $    0.172       $    0.133       $    0.564       $    0.309
                                                            ==========       ==========       ==========       ==========

      INCOME TAXES

      The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized based on the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect in the years when those temporary differences are expected to reverse. The effect on deferred taxes of a change in tax rates, should a change occur, is recognized in income in the period that include the enactment date.

3.    INVENTORIES

      Inventories, stated at lower of cost (determined on a first-in, first-out basis) or market, consisted of the following:

                                      March 31,          June 30,
                                        2004               2003
                                        ----               ----
Raw materials/Work in process       $ 1,493,472        $ 1,374,184
Finished goods                          439,048            475,316
                                    -----------        -----------
                                      1,932,520          1,849,500
Valuation allowance                     (63,895)           (64,020)
                                    -----------        -----------
  Total inventory                   $ 1,868,625        $ 1,785,480
                                    ===========        ===========


4.    INTANGIBLE ASSETS

      ACQUIRED LICENSE AND DISTRIBUTION RIGHTS

      In connection with the Company's acquisition of assets of Escalon Ophthalmics, Inc. ("EOI") in February 1996, a portion of the purchase price was allocated to certain license and distribution agreements. This cost allocation was based on an evaluation by management, with such costs being amortized over an eight-year period using the straight-line method. The value of these assets is reevaluated periodically to determine if the estimated lives continue to be appropriate.

      Accumulated amortization of license and distribution rights was $180,182 and $167,044 at March 31, 2004 and June 30, 2003, respectively. Amortization expense for the three-month periods ended March 31, 2004 and 2003 was $1,877 and $10,756, respectively. Amortization expense for the nine-month periods ended March 31, 2004 and 2003 was $13,138 and $32,269, respectively.

      PATENTS

      It is the Company's practice to seek patent protection on processes and products in various countries. Patent application costs are capitalized and amortized over their estimated useful lives, not exceeding 17 years, on a straight-line basis from the date the related patents are issued. Costs associated with patents no longer being pursued are expensed. Accumulated patent amortization was $119,455 and $111,406 at March 31, 2004 and June 30, 2003, respectively. Amortization expense for the three-month periods ended March 31, 2004 and 2003 was $2,683 and $2,683, respectively. Amortization expense for the nine-month periods ended March 31, 2004 and 2003 was $8,051 and $8,049, respectively.

      The aggregate amortization expense for each of the next five years for acquired license and distribution rights and patents is as follows:

                 Year ending
                June 30, 2004
 2004             $ 23,871
 2005               10,733
 2006               10,733
 2007               10,733
 2008               10,733
                  --------
                  $ 66,803
                  ========

      GOODWILL, TRADEMARKS AND TRADE NAMES

      Goodwill, trademarks and trade names represent intangible assets obtained from the Escalon Ophthalmics, Inc. ("EOI"), Endologix, Inc. ("Endologix") and Sonomed acquisitions. Goodwill represents the excess of purchase price over the fair market value of net assets acquired.

      In accordance with SFAS 142, effective July 1, 2001, Escalon discontinued the amortization of goodwill and identifiable intangible assets that have indefinite lives. Intangible assets that have finite lives will continue to be amortized over their useful lives. Management evaluated the carrying value of goodwill and its identifiable intangible assets that have indefinite lives during each of the fiscal years subsequent to July 1, 2001. Management concluded that the carrying value of goodwill and identifiable intangible assets did not exceed their fair values and therefore were not impaired. Management made this conclusion after evaluating the discounted cash flow of each of its business units. In accordance with SFAS 142, these intangible assets will continue to be assessed on an annual basis.

            The following table presents intangible assets by business unit as of March 31, 2004:

                                                                 Adjusted
                                      Gross                        Gross                                Net
                                    Carrying                     Carrying         Accumulated         Carrying
 GOODWILL                            Amount     Impairment         Amount         Amortization          Value
 --------                            ------     ----------         ------         ------------          -----
Sonomed                            $10,547,488       $ --       $10,547,488       $(1,021,938)       $ 9,525,550
Vascular                             1,149,813         --         1,149,813          (208,595)       $   941,218
Medical/Trek                           272,786         --           272,786          (147,759)       $   125,027
Sonomed EMS                                 --         --                --                --        $        --
                                   -----------       ----       -----------       -----------        -----------
Balance as of March 31, 2004       $11,970,087       $ --       $11,970,087       $(1,378,292)       $10,591,795
                                   ===========       ====       ===========       ===========        ===========




                                                                   Adjusted
                                     Gross                          Gross                               Net
                                    Carrying                       Carrying       Accumulated        Carrying
 PATENTS                             Amount        Impairment       Amount        Amortization         Value
 -------                             ------        ----------       ------        ------------         -----
Sonomed                            $      --       $      --       $      --       $      --        $      --


Vascular (pending issuance)           36,915              --          36,915              --        $  36,915

Medical/Trek                         257,301              --         257,301        (119,456)       $ 137,845
Sonomed EMS                               --              --              --              --        $      --
                                   ---------       ---------       ---------       ---------        ---------
Balance as of March 31, 2004       $ 294,216       $      --       $ 294,216       $(119,456)       $ 174,760
                                   =========       =========       =========       =========        =========

                                                                           Adjusted
                                                    Gross                    Gross                               Net
                                                  Carrying                  Carrying       Accumulated         Carrying
LICENSE AND DISTRIBUTION RIGHTS                     Amount    Impairment     Amount       Amortization          Value

Sonomed                                          $      --       $ --       $      --       $      --        $       --
Vascular                                                --         --              --              --        $       --
Medical/Trek                                       180,182         --         180,182        (180,182)       $       --
Sonomed EMS                                             --         --              --              --        $       --
                                                 ---------       ----       ---------       ---------        ----------
Balance as of March 31, 2004                     $ 180,182       $ --       $ 180,182       $(180,182)       $       --
                                                 =========       ====       =========       =========        ==========

                                                                          Adjusted
                                     Gross                                  Gross            Net
                                    Carrying                Carrying     Accumulated       Carrying
UNAMORTIZED INTANGIBLE ASSETS        Amount   Impairment     Amount       Amortization       Value
-----------------------------        ------   ----------     ------       ------------       -----
Sonomed                            $665,000       $--       $665,000       $(63,194)       $601,806
Vascular                                 --        --             --             --        $     --
Medical/Trek                             --        --             --             --        $     --
Sonomed EMS                          15,100        --         15,100             --        $ 15,100
                                   --------       ---       --------       --------        --------
Balance as of March 31, 2004       $680,100       $--       $680,100       $(63,194)       $616,906
                                   ========       ===       ========       ========        ========

5.    LONG-TERM RECEIVABLE

      Escalon entered into an agreement with an individual who was involved in the development of the Company's Ocufit SR(R) drug delivery system. The Company holds a note receivable from the individual in the amount of $150,000 that is due in May 2005.

6.    LINE OF CREDIT AND LONG-TERM DEBT

      On December 23, 2002, a privately held fund (the "lender") acquired the Company's bank debt, which consisted of outstanding term debt of $5,850,000 and $1,475,000 outstanding on a $2,000,000 available line of credit. On February 13, 2003, the Company entered into an Amended Loan Agreement with the lender. The primary amendments of the Amended Loan Agreement were to reduce quarterly principal payments, extend the term of the repayments and to alter the covenants of the original loan agreement.

      As of March 31, 2004, the amounts outstanding under the term loan and the line of credit were $4,246,019 and $250,000, respectively. At March 31, 2004, the interest rates applicable to the term loan and line of credit were 5.75% (prime plus 1.75%) and 5.50% (prime plus 1.50%), respectively. The lender's prime rate at March 31, 2004 was 4.00%. The $4,246,019 term loan balance includes a $2,450,000 balloon payment that is due on September 1, 2005. The Company paid $100,000 in finance fees in January 2000 to the prior lender, when this date was originally incurred. The finance fees are recorded as a reduction of long-term debt and are being amortized over the life of the loans using the effective interest method.

      On January 21, 1999, the Company's Vascular subsidiary and Endologix entered into an Assets Sale and Purchase Agreement. Pursuant to this agreement, the Company acquired for cash the assets of Endologix's vascular access business in exchange for cash and also agreed to pay royalties to Endologix based on future sales of the vascular access business for a period of five years following the closing of the sale, with a guaranteed minimum royalty of $300,000 per year. On February 1, 2001, the parties amended the agreement to eliminate any future royalty payments to Endologix. Pursuant to the amendment, the Company paid $17,558 in cash to Endologix, delivered a short-term note in the amount of $64,884 that was satisfied in January 2002, a note in the amount of $717,558 payable in 11 quarterly installments that commenced on April 15, 2002, and the Company issued 50,000 shares of its Common Stock to Endologix.

      As of March 31, 2004, the amount outstanding under the Endologix term loan was $195,694. At March 31, 2004, the interest rate applicable to the Endologix term loan was 5.00%.

      The schedule below presents principal amortization for the next five years under each of the Company's loan agreements as of March 31, 2004.

Twelve-month period      Private Group          Endologix             Deferred
   ending March 31,        Term Loan            Term Loan            Finance Fees              Total
   ----------------        ---------            ---------            ------------              -----
2004                      $ 1,450,000          $   196,000           $   (19,000)          $ 1,627,000

2005                        2,796,000                   --                    --             2,796,000

2006                               --                   --                    --                    --

2007                               --                   --                    --                    --

2008                               --                   --                    --                    --
                          -----------          -----------           -----------           -----------
                          $ 4,246,000          $   196,000           $   (19,000)          $ 4,423,000
                          ===========          ===========           ===========           ===========



7. SALE OF SILICONE OIL PRODUCT LINE, LICENSING OF LASER TECHNOLOGY AND OTHER REVENUE

      SALE OF SILICONE OIL

      In the first quarter of fiscal 2000, Escalon received $2,117,000 from the sale to Bausch & Lomb of its license and distribution rights for the Silicone Oil product line. This sale resulted in a $1,864,000 gain after writing off the remaining net book value of license and distribution rights associated with that product line. The Company will continue to receive additional consideration based on future sales of Silicone Oil through August 2005.

      The agreement with Bausch & Lomb, which commenced on August 13, 2000, is structured so that the Company receives consideration from Bausch & Lomb based on its adjusted gross profit from its sales of Silicone Oil on a quarterly basis. The consideration is subject to a factor, which steps down according to the following schedule:

            From 8/13/00 to 8/12/01 100%
            From 8/13/01 to 8/12/02 82%
            From 8/13/02 to 8/12/03 72%
            From 8/13/03 to 8/12/04 64%
            From 8/13/04 to 8/13/05 45%

      LICENSING OF LASER TECHNOLOGY

      The material terms of the license of the Company's laser patents, which expires in 2014, provide that the Company will receive a 2.5% royalty on product sales that are based on the licensed laser patents, subject to deductions for royalties payable to third parties up to a maximum of 50% of royalties otherwise due and payable to the Company, and a 1.5% royalty on product sales that are not based on the licensed laser patents. The Company receives a minimum annual license fee of $15,000 per year during the remaining term of the license. The minimum annual license fee is offset against the royalty payments.

      The license was dated October 23, 1997, was amended and restated in October 2000 and expires on the latest of the following events:

      1.    the last to expire of the laser patents;

      2. ten years from the effective date of the amended and restated agreement;

      3.    the fifth anniversary date of the first commercial sale.

      The material termination provisions of the license of the laser technology are as follows:

      1. the Company has the right to terminate if the licensee defaults in the payment of any royalty;

      2. the Company has the right to terminate if the licensee defaults in the making of any required report;

      3. the Company has the right to terminate if the licensee makes any false report;

      4. the commission of any material breach of any covenant or promise under the license agreement; or

      5. the termination of the license by the licensee after 90 days notice (if the licensee were to terminate, the licensee would not be permitted to utilize the licensed technology necessary to manufacture its current products).

      OTHER REVENUE

      Other revenue includes quarterly payments received from Bausch & Lomb in connection with the sale of the Silicone Oil product line as well as royalty payments received from a privately held entity relating to the licensing of the Company's intellectual laser technology. For the three-month periods ended March 31, 2004 and 2003, Silicone Oil revenue totaled $447,000 and $455,000, respectively, and laser technology revenue totaled $147,000 and $156,000, respectively. For the nine-month periods ended March 31, 2004 and 2003, Silicone Oil revenue totaled $1,481,000 and $1,348,000, respectively, and laser technology revenue totaled $297,000 and $275,000, respectively. Accounts receivable at March 31, 2004 and June 30, 2003 related to other revenue was $447,000 and $443,000, respectively.

8.    SEGMENTAL INFORMATION

            During the nine-month periods ended March 31, 2004 and 2003, the Company's operations were classified into four principal reportable segments that provide different products or services. Separate management of each segment is required because each business unit is subject to different marketing, production and technology strategies.

SEGMENTAL STATEMENTS OF OPERATIONS (IN THOUSANDS) - THREE-MONTH PERIODS ENDED MARCH 31,

                                   Sonomed              Vascular            Medical/Trek              EMI               Total
                               2004       2003       2004       2003       2004      2003       2004      2003      2004      2003
                               ----       ----       ----       ----       ----      ----       ----      ----      ----      ----
Product revenue             $  1,978   $  1,621   $    728   $    689   $    308  $    406   $      6  $     60  $  3,020  $  2,776
Other revenue                     --         --         --         --        593       610         --        --       593       610
                            --------   --------   --------   --------   --------  --------   --------  --------  --------  --------
Total revenue                  1,978      1,621        728        689        901     1,016          6        60     3,613     3,386
                            --------   --------   --------   --------   --------  --------   --------  --------  --------  --------
Costs and expenses:
Cost of goods sold               811        516        362        340        190       277          2        45     1,365     1,178
Operating expenses               757        930        367        343        260       300         37        47     1,421     1,620
                            --------   --------   --------   --------   --------  --------   --------  --------  --------  --------
Total costs and expenses       1,568      1,446        729        683        450       577         39        92     2,786     2,798
                            --------   --------   --------   --------   --------  --------   --------  --------  --------  --------
Income from operations           410        175         (1)         6        451       439        (33)      (32)      827       588
Other income/expenses
Interest income                   --         --         --         --          9         1         --        --         9         1
Interest expense                 (91)      (128)        (3)        (6)        --        --         --        --       (94)     (134)
                            --------   --------   --------   --------   --------  --------   --------  --------  --------  --------
Total other income and
  expenses                       (91)      (128)        (3)        (6)         9         1         --        --       (85)     (133)
                            --------   --------   --------   --------   --------  --------   --------  --------  --------  --------
Income before taxes              319         47         (4)        --        460       440        (33)      (32)      742       455
Income taxes                      --         --         (1)        --          4        --         --        --         3        --
                            --------   --------   --------   --------   --------  --------   --------  --------  --------  --------
Net income (loss)           $    319   $     47   $     (3)  $     --   $    456  $    440   $    (33) $    (32) $    739  $    455
                            ========   ========   ========   ========   ========  ========   ========  ========  ========  ========
Depreciation/Amortization   $      6   $      4   $     11   $     11   $     38  $     48   $      3  $      6  $     58  $     69
Assets                      $ 12,169   $ 12,198   $  2,107   $  2,256   $ 14,613  $  2,071   $    170  $    365  $ 29,059  $ 16,890
Expenditures for
  long-lived assets         $      5   $     34   $     --   $      6   $     --  $     --   $     --  $     --  $      5  $     40

SEGMENTAL STATEMENTS OF OPERATIONS (IN THOUSANDS) - NINE-MONTH PERIODS ENDED MARCH 31,

                                 Sonomed             Vascular          Medical/Trek             EMI                   Total
                             2004      2003       2004       2003     2004       2003     2004       2003        2004        2003
                           --------  --------  --------   -------- --------   --------   ------   --------    --------    --------
Product revenue            $  5,648  $  4,640  $  2,191   $  2,031 $    985   $  1,056   $  181   $    312    $  9,005    $  8,039
Other revenue                    --        --        --         --    1,778      1,623       --         --       1,778       1,623
                           --------  --------  --------   -------- --------   --------   ------   --------    --------    --------
Total revenue                 5,648     4,640     2,191      2,031    2,763      2,679      181        312      10,783       9,662
                           --------  --------  --------   -------- --------   --------   ------   --------    --------    --------
Costs and expenses:
Cost of goods sold            2,191     1,822       942        873      611        689       83        153       3,827       3,537
Operating expenses            2,251     2,288     1,239      1,136      721        944      180        191       4,391       4,559
                           --------  --------  --------   -------- --------   --------   ------   --------    --------    --------
Total costs and expenses      4,442     4,110     2,181      2,009    1,332      1,633      263        344       8,218       8,096
                           --------  --------  --------   -------- --------   --------   ------   --------    --------    --------
Income from operations        1,206       530        10         22    1,431      1,046      (82)       (32)      2,565       1,566
Other income/expenses:
Interest income                  --        --        --         --       10          2       --         --          10           2

Interest expense               (310)     (484)      (10)       (22)      --         --       --         --        (320)       (506)
                           --------  --------  --------   -------- --------   --------   ------   --------    --------    --------
Total other income and
  expenses                     (310)     (484)      (10)       (22)      10          2       --         --        (310)       (504)
                           --------  --------  --------   -------- --------   --------   ------   --------    --------    --------
Income before taxes             896        46        --         --    1,441      1,048      (82)       (32)      2,255       1,062
Income taxes                     --        --        --         --       72         --       --         --          72          --
                           --------  --------  --------   -------- --------   --------   ------   --------    --------    --------
Net income (loss)          $    896  $     46  $     --   $     -- $  1,369   $  1,048   $  (82)  $    (32)   $  2,183    $  1,062
                           ========  ========  ========   ======== ========   ========   ======   ========    ========    ========
Depreciation/Amortization  $     18  $     13  $     33   $     31 $    122   $    183   $   14   $     18    $    187    $    245
Assets                     $ 12,169  $ 12,198  $  2,107   $  2,256 $ 14,613   $  2,071   $  170   $    365    $ 29,059    $ 16,890
Expenditures for
  long-lived assets        $      5  $     34  $     --   $      6 $     37   $     24   $   --   $     --    $     42    $     64


9.    SALE OF COMMON STOCK AND WARRANTS

      On March 17, 2004, The Company completed a $10,400,000 private placement of Common Stock and Common Stock purchase warrants to accredited and institutional investors. The Company sold 800,000 shares of Common Stock at $13.00 per share. The investors also received warrants to purchase an additional 120,000 shares of Common Stock at an exercise price of $15.60 per share. The warrants cannot be exercised for 181 days from the private placement date and expire on September 13, 2009, if not exercised. The securities were sold pursuant to the exemptions from registration of Rule 506 of Regulation D and
Section 4(2) under the Securities Act of 1933. The Company has subsequently filed a registration statement with the Securities and Exchange Commission, to register all of the Common Stock and of the Common Stock purchasable upon exercise of the warrants, which was declared effective on April 20, 2004.

      The net proceeds to the Company from the offering, after costs associated with the offering, of $9,834,485, have been allocated among the Common Stock and warrants based on their relative fair values. The Company used the Black-Scholes pricing model to determine the fair value of the warrants at $1,601,346.

10. SUBSEQUENT EVENT - EXCHANGE OFFER TO ACQUIRED THE SHARES OF DREW SCIENTIFIC GROUP PLC

      On May 14, 2004, Escalon issued a press release announcing the Company's exchange offer for the shares of Drew Scientific Group PLC ("Drew"), headquartered in the United Kingdom. The exchange offer valued each Drew share at 0.06 pounds sterling (approximately $0.11). Based on the closing price of $21.00 per share of Escalon Common Stock and the foreign currency exchange rate on May 12, 2004, Escalon offered 0.0051 shares of Escalon Common Stock in exchange for each ordinary share of Drew that is validly tendered. If all of the outstanding shares of Drew Scientific are exchanged, Escalon would issue approximately 454,010 shares of Escalon Common Stock in the exchange offer.

                                  APPENDIX III
                                  RISK FACTORS

ESCALON'S PRODUCTS ARE SUBJECT TO STRINGENT ONGOING REGULATION BY THE FOOD AND DRUG ADMINISTRATION, KNOWN AS THE FDA, AND SIMILAR HEALTH AUTHORITIES, AND IF THE FDA'S APPROVALS OR CLEARANCES OF ESCALON'S PRODUCTS ARE RESTRICTED OR REVOKED ESCALON COULD FACE DELAYS THAT WOULD IMPAIR ITS ABILITY TO GENERATE FUNDS FROM OPERATIONS.

The FDA and similar health authorities in foreign countries extensively regulate Escalon's activities. Escalon must obtain either 510(K) clearances or pre-market approvals and new drug application approvals prior to marketing a product in the United States. Foreign regulation also requires that Escalon obtain other approvals from foreign government agencies prior to the sale of products in those countries. Also, Escalon may be required to obtain FDA approval before exporting a product or device that has not received FDA marketing clearance or approval.

Escalon has received the necessary FDA approvals for all products that it currently markets. Any restrictions on or revocation of the FDA approvals and clearances that Escalon obtained, however, would prevent the continued marketing of the affected products and other devices. The restrictions or revocations could result from the discovery of previously unknown problems with the product. Consequently, the FDA revocation would impair Escalon's ability to generate funds from operations.

The FDA and comparable agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the manufacturing and marketing of pharmaceutical and medical device equipment and related disposables, including the obligation to adhere to the FDA's Good Manufacturing Practice regulations. Compliance with these regulations requires time-consuming detailed validation of manufacturing and quality control processes, FDA periodic inspections and other procedures. If the FDA finds any deficiencies in the validation processes, for example, the FDA may impose restrictions on marketing the affected products until such deficiencies are corrected.

Escalon has received CE approval on several of its products that allows it to sell the products in the countries comprising the European Community. In addition to the CE Mark, however, some foreign countries may require separate individual foreign regulatory clearances. Escalon cannot assure Drew Shareholders that it will be able to obtain regulatory clearances for other products in the United States or foreign markets.

The process for obtaining regulatory clearances and approvals and underlying clinical studies for any new products or devices and for multiple indications for existing products is lengthy and will require substantial commitments of Escalon's financial resources and management's time and effort. Any delay in obtaining clearances or approvals or any changes in existing regulatory requirements would materially adversely affect Escalon's business.

A failure to comply with applicable regulations would subject Escalon to fines, delays or suspensions of approvals or clearances, seizures or recalls of products, operating restrictions, injunctions or civil or criminal penalties, which would affect adversely Escalon's business, financial condition and results of operations.

FAILURE OF THE MARKET TO ACCEPT ESCALON'S PRODUCTS COULD ADVERSELY IMPACT ESCALON'S BUSINESS AND FINANCIAL CONDITION

Escalon's business and financial condition will depend upon the market acceptance of its products. Escalon cannot assure Drew Shareholders that its products will achieve market acceptance. Market acceptance depends upon a number of factors:

-     the price of the products;

-     the receipt of regulatory approvals for multiple indications;

- the establishment and demonstration of the clinical safety and efficacy of Escalon's products; and

- the advantages of Escalon's products over those marketed by its competitors.

Any failure to achieve significant market acceptance of Escalon's products will have a material adverse effect on its business.

THE SUCCESS OF COMPETITIVE PRODUCTS COULD HAVE AN ADVERSE EFFECT ON ESCALON'S BUSINESS

Escalon faces intense competition in the medical device and pharmaceutical markets, which are characterised by rapidly changing technology, short product life cycles, cyclical oversupply and rapid price erosion. Many of Escalon's competitors have substantially greater financial, technical, marketing, distribution and other resources. Escalon's strategy is to compete primarily on the basis of technological innovation, reliability, quality and price of Escalon's products. Without timely introductions of new products and enhancements, Escalon products will become technologically obsolete over time, in which case Escalon's revenues and operating results would suffer. The success of Escalon's new product offerings will depend on several factors, including its ability to:

-     properly identify customer needs;

-     innovate and develop new technologies, services and applications;

-     establishing adequate product distribution coverage;

- obtain and maintain required regulatory approvals from the FDA and other regulatory agencies;

-     protect Escalon's intellectual property;

-     successfully commercialise new technologies in a timely manner;

-     manufacture and deliver Escalon's products in sufficient volumes on time;

-     differentiate Escalon's offerings from its competitors' offerings;

-     price Escalon's products competitively;

- anticipate competitors' announcements of new products, services or technological innovations; and

-     general market and economic conditions.

Escalon cannot assure Drew Shareholders that it will be able to compete effectively in this competitive environment.

ESCALON'S PRODUCTS EMPLOY PROPRIETARY TECHNOLOGY, AND THIS TECHNOLOGY MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES

Escalon holds several United States and foreign patents for its products. Other parties, however, hold patents relating to similar products and technologies. Escalon believes that it is not infringing on any patents held by others. However, if patents held by others were adjudged valid and interpreted broadly in an adversarial proceeding, the court or agency could deem them to cover one or more aspects of Escalon's products or procedures. Any claims for patent infringement or claims by Escalon for patent enforcement would consume time, result in costly litigation, divert technical and management personnel or require Escalon to develop non-infringing technology or enter into royalty or licensing agreements.

Escalon cannot be certain that it will not be subject to one or more claims for patent infringement, that it would prevail in any such action or that its patents will afford protection against competitors with similar technology.

If a court determines that any of Escalon's products, including its products used for the cannulation of blood vessels used in its vascular business segment, infringes, directly or indirectly, a patent in a particular market, the court may enjoin it from making, using and selling the product. Furthermore, Escalon may be required to pay damages or obtain a royaltybearing license, if available, on acceptable terms.

A SIGNIFICANT DECREASE IN THE SALE OF SILICON OIL BY BAUSCH & LOMB WOULD HAVE A NEGATIVE IMPACT ON ESCALON'S FINANCIAL POSITION, RESULTS OF OPERATIONS AND CASH FLOWS


Escalon realized 14.43 per cent. and 14.24 per cent. of its net revenue during the six-month periods ended 31 December, 2003 and 2002, respectively, from Bausch & Lomb's sales of Silicone Oil. Escalon is entitled to receive this revenue from Bausch & Lomb, in varying amounts, through August 2005. The agreement with Bausch & Lomb, which commenced on 13 August, 2000, is structured so that Escalon receives consideration from Bausch & Lomb based on its adjusted gross profit from its sales of Silicone Oil on a quarterly basis. The consideration is subject to a factor, which steps down according to the following schedule:

From 13/8/00 to 12/8/01     100%

From 13/8/01 to 12/8/02      82%

From 13/8/02 to 12/8/03      72%

From 13/8/03 to 12/8/04      64%

From 13/8/04 to 12/8/05      45%

The revenue associated with sale of Silicon Oil by Bausch & Lomb has no associated expenses and consequently provides a gross margin of 100 per cent. Any significant reduction in this revenue can have a significant negative impact on gross margin. Any significant decrease in Silicone Oil revenue received by Escalon would have an impact on Escalon's financial position, results of operations and cash flows and its stock price could be negatively impacted.

LACK OF AVAILABILITY OF KEY SYSTEM COMPONENTS COULD RESULT IN DELAYS, INCREASED COSTS OR COSTLY REDESIGN OF ESCALON'S PRODUCTS.

Although some of the parts and components used to manufacture Escalon's products are available from multiple sources, Escalon currently purchases most of its components from single sources in an effort to obtain volume discounts. Lack of availability of any of these parts and components could result in production delays, increased costs, or costly redesign of its products. Any loss of availability of an essential component could result in a material adverse change to Escalon's business, financial condition and results of operations. Some of Escalon's suppliers are also subject to the FDA's Good Manufacturing Practice regulations. Failure of these suppliers to comply with these regulations could result in the delay or limitation of the supply of parts or components to Escalon, which would adversely affect its financial condition and results of operations.

ESCALON'S ABILITY TO MARKET AND SELL ITS PRODUCTS MAY BE ADVERSELY AFFECTED BY LIMITATIONS ON REIMBURSEMENTS BY GOVERNMENT PROGRAMS, PRIVATE INSURANCE PLANS AND OTHER THIRD PARTY PAYORS

Escalon's customers bill various third party payors, including government programs and private insurance plans, for the health care services provided to their patients. Third party payors may reimburse the customer, usually at a fixed rate based on the procedure performed, or may deny reimbursement if they determine that the use of Escalon's products was elective, unnecessary, inappropriate, not cost-effective, experimental or used for a non-approved indication. Third party payors may deny reimbursement notwithstanding FDA approval or clearance of a product and may challenge the prices charged for the medical products and services. Escalon's ability to sell its products on a profitable basis may be adversely impacted by denials of reimbursement or limitations on reimbursement, compared with reimbursement available for competitive products and procedures.

New legislation that further reduces reimbursements under the capital cost pass-through system utilised in connection with the US Medicare program could also adversely affect the marketing of Escalon's products.

FUTURE LEGISLATION OR CHANGES IN GOVERNMENT PROGRAMS MAY ADVERSELY AFFECT THE MARKET FOR ESCALON'S PRODUCTS

In the past several years, the federal government and Congress in the US have made proposals to change aspects of the delivery and financing of health care services in the US. Escalon cannot predict what form any future legislation may take or its effect on Escalon's business. Legislation that sets price limits and utilisation controls may adversely affect the rate of growth of ophthalmic and vascular access product markets. If any future health care legislation were to adversely affect those markets, Escalon's product marketing could also suffer, which could adversely impact its business.

ESCALON MAY BECOME INVOLVED IN PRODUCT LIABILITY LITIGATION, WHICH MAY SUBJECT IT TO LIABILITY AND DIVERT MANAGEMENT ATTENTION

The testing and marketing of Escalon's products for applications in ophthalmology and vascular access, Escalon's pharmaceutical products and vascular access products entail an inherent risk of product liability, resulting in claims based upon injuries or alleged injuries associated with a defect in the product's performance. Some of these injuries may not become evident for a number of years. Although Escalon is not currently involved in any product liability litigation, it may be a party to litigation in the future as a result of an alleged claim. Litigation, regardless of the merits of the claim or outcome, could consume a great deal of Escalon's time and money and would divert management time and attention away from its core business. Escalon maintains limited product liability insurance coverage of $1,000,000 per occurrence and $2,000,000 in the aggregate, with umbrella policy coverage up to $5,000,000 in excess of such amounts. A successful product liability claim in excess of any insurance coverage may adversely impact Escalon's financial condition and results of operations.

Escalon cannot assure Drew Shareholders that product liability insurance coverage will continue to be available to it in the future on reasonable terms or at all.

ESCALON'S INTERNATIONAL SALES OPERATIONS COULD BE ADVERSELY IMPACTED BY CHANGES IN LAWS OR POLICIES OF FOREIGN GOVERNMENTAL AGENCIES AND SOCIAL AND ECONOMIC CONDITIONS IN THE COUNTRIES IN WHICH ESCALON OPERATES.

Escalon derive a portion of its revenues from sales outside the United States. Changes in the laws or policies of governmental agencies, as well as social and economic conditions, in the countries in which it operates could affect its business in these countries and its results of operations. Also, economic factors, including inflation and fluctuations in interest rates and foreign currency exchange rates, and competitive factors, such as price competition, business combinations of competitors or a decline in industry sales from continued economic weakness, both in the United States and other countries in which Escalon conduct business, could adversely affect its results of operations.

ESCALON IS DEPENDENT ON ITS MANAGEMENT AND KEY PERSONNEL TO SUCCEED

Escalon's principal executive officers and technical personnel have extensive experience with its products, research and development efforts, the development of marketing and sales programs and the necessary support services to be provided to Escalon's customers. Also, Escalon competes with other companies, universities, research entities and other organisations to attract and retain qualified personnel. The loss of the services of any of Escalon's executive officers or other technical personnel, or its failure to attract and retain other skilled and experienced personnel, could have a material adverse effect on its ability to manufacture, sell and market its products and its ability to maintain or expand its business.

ANY ACQUISITIONS, STRATEGIC ALLIANCES, JOINT VENTURES AND DIVESTITURES THAT ESCALON EFFECTS COULD RESULT IN FINANCIAL RESULTS THAT DIFFER FROM MARKET EXPECTATIONS.

In the normal course of business, Escalon engages in discussions with third parties regarding possible acquisitions, strategic alliances, joint ventures and divestitures. As a result of any such transactions, Escalon's financial results may differ from the investment community's expectations in a given quarter. In addition, acquisitions and alliances may require Escalon to integrate a different company culture, management team and business infrastructure. Escalon may have difficulty developing, manufacturing and marketing the products of a newly acquired company in a way that enhances the performance of its combined businesses or product lines to realise the value from expected synergies.

Depending on the size and complexity of an acquisition, Escalon's successful integration of the entity depends on a variety of factors including the retention of key employees and the management of facilities and employees in separate geographical areas. These efforts require varying levels of management resources, which may divert Escalon's attention from other business operations. If Escalon does not realise the expected benefits or synergies of such transactions, its consolidated financial position, results of operations and stock price could be negatively impacted.

THE MARKET PRICE OF ESCALON'S STOCK HAS HISTORICALLY BEEN VOLATILE, AND IT HAS NOT PAID CASH DIVIDENDS

The volatility of Escalon Shares imposes a greater risk of capital losses on shareholders as compared to less volatile stocks. In addition, such volatility makes it difficult to ascribe a stable valuation to a shareholder's holdings of Escalon Shares. The following factors have and may continue to have a significant impact on the market price of Escalon Shares:

-     announcements of technological innovations;

- changes in marketing, product pricing and sales strategies or new products by Escalon's competitors;

- any acquisitions, strategic alliances, joint ventures and divestitures that Escalon effects;

- changes in domestic or foreign governmental regulations or regulatory requirements; and

- developments or disputes relating to patent or proprietary rights and public concern as to the safety and efficacy of the procedures for which Escalon's products are used.

Moreover, the possibility exists that the stock market, and in particular the securities of technology companies such as Escalon, could experience extreme price and volume fluctuations unrelated to operating performance.

Escalon has not paid any cash dividends on Escalon Shares and does not anticipate paying any cash dividends in the foreseeable future.

ESCALON RESULTS FLUCTUATE FROM QUARTER TO QUARTER

Escalon has experienced quarterly fluctuations in operating results and anticipate continued fluctuations in the future. A number of factors contribute to these fluctuations:

-     changes in the mix of products sold;

- the timing and expense of new product introductions by Escalon or its competitors;

-     fluctuations in royalty income;

- announcements of new strategic relationships by Escalon or its competitors;

-     the cancellation or delays in the purchase of its products;

-     the gain or loss of significant customers;

-     fluctuations in customer demand for Escalon's products; and

-     competitive pressures on prices at which Escalon can sell its products.

Escalon sets spending levels in advance of each quarter based, in part, on its expectations of product orders and shipments during that quarter. A shortfall in revenue, therefore, in any particular quarter as compared to its plan could have a material adverse effect on its results of operations and cash flows. Also, its quarterly results could fluctuate due to general conditions in the healthcare industry or global economy generally, or market volatility unrelated to its business and operating results.

THE IMPACT OF TERRORISM OR ACTS OF WAR COULD HAVE A MATERIAL ADVERSE EFFECT ON ESCALON'S BUSINESS

Terrorist acts or acts of war, whether in the United States or abroad, could cause damage or disruption to Escalon's operations, its suppliers, channels to market or customers, or could cause costs to increase, or create political or economic instability, any of which could have a material adverse effects on its business.

ESCALON'S CHARTER DOCUMENTS AND PENNSYLVANIA LAW MAY INHIBIT A TAKEOVER

Certain provisions of Pennsylvania law and Escalon's Bylaws could delay or impede the removal of incumbent directors and could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of Escalon. These provisions could limit the price that certain investors might be willing to pay in the future for Escalon Shares.

The Escalon Board is divided into three classes, with directors in each class elected for three-year terms. Escalon's Bylaws impose various procedural and other requirements that could make it more difficult for Escalon shareholders to effect certain corporate actions.

ISSUE OF PREFERRED STOCK

The Escalon Board may issue shares of preferred stock without shareholder approval on such terms and conditions, and having such rights, privileges and preferences, as the Escalon Board may determine. The rights of the holders of Escalon Shares will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The Escalon Board has no current plans to issue any shares of preferred stock.

                                   APPENDIX IV

                                   DEFINITIONS

"Act" or "Companies Act"            the Companies Act 1985 (as amended);

"Associate"                         any associate or associated company as such
                                    terms are respectively defined in sections
                                    417 and 416 of ICTA;

"Atlantic Law"                      Atlantic Law, a firm of solicitors
                                    authorised and regulated by the Financial
                                    Services Authority, whose offices are
                                    situated at One Great Cumberland Place,
                                    London W1H 7AL;

"Australia"                         Commonwealth of Australia, its states,
                                    territories or possessions;

"Board" or "Directors"              the board of directors of Escalon from time
                                    to time;

"Canada" Canada, its possessions, provinces, territories and all areas subject to its jurisdiction or any political subdivision thereof;

"Capita" Capita IRG Plc, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH, the receiving agents of Escalon;

"certificated" or "in               where a share or other security is not in
certificated form"                  uncertificated form;




"City Code"                         the City Code on Takeovers and Mergers;

"CREST" the computerised settlement system to facilitate the transfer of title of the shares in uncertificated form operated by CRESTCo;

"CRESTCo"                           CRESTCo Limited;

"CREST Regulations"                 the Uncertificated Securities Regulations
                                    2001 (SI 2001/3755), as amended from time to time;

"Document"                          this document and any document containing
                                    the Offer;

"Drew" Drew Scientific Group Plc, a company incorporated in England and Wales with registration number 02800824 and whose registered office is at Sowerby Woods Industrial Estate, Barrow-in-Furness,
                                    Cumbria LA4 4QR and where relevant all of its Subsidiaries, Associates and affiliates;

"Drew Board"                        the board of directors of Drew;

"Drew Directors"                    the directors of Drew;

"Drew Options"                      the options held by employees and directors
                                    of Drew over 780,000 Drew Shares at exercise prices of between 83.5p and 147.5p per share, further details of which are set out on pages 29 and 31 of the Drew Listing
                                    Particulars;

"Drew Listing Particulars"          the Listing Particulars dated 18 March 2004
                                    issued by Drew in connection with its Rights
                                    Issue, a copy of which accompanied the
                                    Original Offer Document;

"Drew Shareholders"                 registered holders of Drew Shares;

"Drew Shares"                       the existing issued or unconditionally
                                    allotted and fully paid (or credited as
                                    fully paid) ordinary shares of 1 pence each in Drew and any further such shares which are unconditionally allotted or issued while the Offer remains open for acceptance or, subject to the provisions of the City Code by such earlier date as Escalon may determine;

"Escalon"                           Escalon Medical Corp., a corporation
                                    incorporated in the Commonwealth of
                                    Pennsylvania, US, with its principle office address at 575 East Swedesford Road, Suite
                                    100, Wayne, Pennsylvania 19087, United
                                    States of America;

"Escalon Board"                     the board of directors of Escalon;

"Escalon Directors"                 the directors of Escalon, whose names are
                                    set out in paragraph 2 of Appendix II to the Original Offer Document;

"Escalon Officers"                  the officers of Escalon, whose names are set
                                    out in paragraph 2 of Appendix II to the Original Offer Document;

"Escalon Shares"                    Common stock of $0.001 nominal (par) value
                                    each in the capital of Escalon;

"Escalon Group"                     Escalon and its Subsidiaries on the date of
                                    this Document;

"Form of Acceptance"                the form of acceptance and authority
                                    relating to the Offer accompanying this
                                    Document, or where the context requires, the form of acceptance and authority relating to the Original Offer;

"ICTA"                              the Income and Corporation Taxes Act 1988;

"Japan" Japan, its cities, prefectures, territories and possessions;

"Listing Particulars"               the listing particulars prepared by a
                                    company pursuant to the Listing Rules;

"Listing Rules"                     the listing rules of the UK Listing
                                    Authority;

"London Stock Exchange"             London Stock Exchange plc or its successor;

"NASDAQ" The National Association of Securities Dealers Automated Quotation System of the US;

"New Escalon Shares"                new common stock of $0.001 nominal (par)
                                    value each in the capital of Escalon issued pursuant to the Offer;

"Offer" the revised offer made by Atlantic Law on behalf of Escalon for the entire issued and to be issued share capital of Drew on the terms and subject to the conditions set out in this Document and the accompanying Form of Acceptance and, where the context requires, any subsequent revision, variation, extension or renewal thereof;

"Offer Period"                      the period commencing on 8 April 2004 and
                                    ending at 1.00pm on 16 July 2004 or, if
                                    later, the date on which the Offer becomes or is declared unconditional or lapses;

"Offer Price"                       the price payable by Escalon for the Drew
                                    Shares pursuant to the Offer;

"Original Offer"                    the offer made by Atlantic Law on behalf of
                                    Escalon for the entire issued and to be
                                    issued share capital of Drew dated 14 May
                                    2004 on the terms and subject to the
                                    conditions set out in the Original Offer
                                    Document and the accompanying Form of
                                    Acceptance;

"Original Offer Document"           the document dated 14 May 2004 and any
                                    document containing the Original Offer;

"Panel"                             the Panel on Takeovers and Mergers;

"Regulatory Information Service"    any of the services set out in schedule 12
                                    to the Listing Rules, for the purposes of
                                    Part VI of the Financial Services and
                                    Markets Act 2000;

"Rights Issue"                      the rights issue made by Drew as contained
                                    in the Drew Listing Particulars;

"SEC" the Securities and Exchange Commission of the US;

"UK Listing Authority"              the Financial Services Authority acting in
                                    its capacity as the United Kingdom Listing
                                    Authority;

"uncertificated"                    or "in uncertificated form" recorded on the
                                    relevant register of the share or security concerned as being in uncertificated form in CREST and title to which may be transferred by means of CREST;

"United Kingdom" or "UK"            the United Kingdom of Great Britain and
                                    Northern Ireland and its dependent
                                    territories;

"United States" or "US"             the United States of America, its
                                    territories and possessions, any state of the United States of America and the District of Columbia and all other areas subject to its jurisdiction and any political subdivision thereof;

"US Securities Act"                 the United States Securities Act of 1933 (as
                                    amended);

"L" or "Pound"                      UK pounds sterling;

"$" or "Dollars"                    United States dollars.